As filed with the Securities and Exchange Commission on March 27, 2000.
                                                  Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                              HOT PRODUCTS, INC.COM
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            ARIZONA                        3577                 86-0737579
------------------------------- ---------------------------- ------------------
(State or other jurisdiction of (Primary Standard Industrial   (IRS Employer
incorporation or Organization)    Classification Code No.)   Identification No.)

                        7625 East Redfield Rd., Suite 200
                    Scottsdale, Arizona 85260, (480) 368-9490
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                James L. Copland
                        7625 East Redfield Rd., Suite 200
                    Scottsdale, Arizona 85260, (480) 368-9490
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                   including area code, of agent of service)

                        Copies of all communications to:

                        A. Frederick Schaffer, Jr., Esq.
                              A. F. Schaffer, P.C.
                            7537 East McDonald Drive
                            Scottsdale, Arizona 85250

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1943, check the following box: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                             Proposed Maximum
  Title of Each Class of      Amount To Be      Aggregate          Amount of
Securities to Be Registered    Registered    Offering Price(1)  Registration Fee
--------------------------------------------------------------------------------
Common stock,
$.01 par value per share     1,000,002 shares     $ 2.00              $590
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                   PROSPECTUS

                              HOT PRODUCTS, INC.COM

     Certain stockholders of Hot Products, Inc.com ("HPI" or the "Company") listed under "Selling Stockholders" are offering and selling shares of HPI common stock under this prospectus. All net proceeds from the sale of the shares will go to the stockholders who sell their shares; no proceeds will go to the Company.

     HPI's common stock is traded on the OTC Bulletin Board under the symbol HPIC. The last sale price reported by the OTC Bulletin Board for _________ _____, 2000 was $______.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD TO RISK THE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" HEREIN.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THE PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ____________, 2000.

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering the Warrants only in jurisdictions where such distributions are permitted. This prospectus does not constitute an offer or a solicitation of an offer by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The information contained in this prospectus is accurate only as of the dates of this prospectus, regardless of the time of delivery of this prospectus or of any distribution of Warrants.

     This preliminary prospectus is subject to completion prior to the distribution. Among other things, this preliminary prospectus describes our Company as it existed at the date of this prospectus and no implication should be made that there has been no change in our business affairs since that date.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.......................................................    1

RISK FACTORS.............................................................    2

USE OF PROCEEDS..........................................................    7

DILUTION.................................................................    8

CAPITALIZATION...........................................................    9

PRICE RANGE OF COMMON STOCK..............................................   10

DIVIDEND POLICY..........................................................   10

SELECTED FINANCIAL DATA..................................................   11

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION...............   12

BUSINESS.................................................................   17

LEGAL PROCEEDINGS........................................................   20

MANAGEMENT...............................................................   21

EXECUTIVE COMPENSATION...................................................   22

PRINCIPAL SHAREHOLDERS...................................................   23

CERTAIN TRANSACTIONS.....................................................   24

SELLING SHAREHOLDERS.....................................................   25

PLAN OF DISTRIBUTION.....................................................   26

DESCRIPTION OF CAPITAL STOCK.............................................   28

SHARES ELIGIBLE FOR FUTURE SALE..........................................   28

LEGAL MATTERS............................................................   29

EXPERTS..................................................................   29

INDEMNIFICATION..........................................................   29

WHERE YOU CAN FIND ADDITIONAL INFORMATION................................   30

INDEX TO FINANCIAL STATEMENTS............................................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information from elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

HOT PRODUCTS, INC.COM

     Our offices are located at 7625 East Redfield Road, Suite 200, Scottsdale, Arizona, 85260, and our telephone number is (480) 368-9490. Until December, 1999, the Company was known as "SC&T International, Inc."

     We previously developed and marketed accessory and peripheral products for the personal computer and video game segments of the retail and corporate markets for video game controller and sound devices. We currently operate primarily in three (3)areas:

     (1) Products related to NUON technology, including, but not limited to, controllers for DVD (Digital Video Disc), appliances and set-top boxes which, with the technology, have the ability to be interactive. This means that a user would be able to switch from regular television to video games to video films.

     (2) We intend to develop and resell, through the OEM and retail channels, road emergency and outdoor survival products and accessory items.

     (3) We intend to establish an E-commerce service for the sale of items noted in item (2) above.

     In addition, we intend to continue to sell our racing wheel products and certain "peripherals" as we have in the past, but to a less concentrated degree.

     COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS:     1,000,002 shares

     SHARES OUTSTANDING PRIOR TO THE OFFERING:             4,551,066 shares

     SHARES TO BE OUTSTANDING AFTER THE OFFERING:          4,651,066 shares

     This does not include 1,298,500 shares of common stock issuable upon the exercise of outstanding stock options and warrants.

OTC: HPIC

PROCEEDS: The Company will not receive any proceeds from the sale of common stock in this offering; all proceeds will go to the selling shareholders. (See "SELLING SHAREHOLDERS")

RISKS: The purchase of the securities of the Company involves substantial risks including, but not limited to, lack of profits, poor financial position, changes in Company business, and a limited market for our common stock. For a discussion of the risks you should consider before investing in the common stock, see "Risk Factors".

SUMMARY FINANCIAL INFORMATION

     The following financial information has been derived from our financial statements included elsewhere in the prospectus. This data should be read in conjunction with those statements and the related notes. See "Financial Statements"
                                Fiscal          10 Months
                              Year Ended          Ended
                             --------------    --------------  Nine Months Ended
                             April 30, 1999    April 30, 1998   January 31, 2000
OPERATING DATA                 (Audited)         (Audited)        (Unaudited)
                               ---------         ---------        -----------
Net Sales                     $ 3,405,313      $ 4,733,558       $   448,406
Net Loss                       (3,255,945)      (2,085,756)       (2,161,133)
Loss Per Share                      (2.10)           (1.61)             (.60)
Common Shares Outstanding       1,554,018        1,296,972         1,590,691

                                 Fiscal          10 Months
                               Year Ended          Ended
                              --------------    --------------  Six Months Ended
BALANCE SHEET DATA:           April 30, 1999    April 30, 1998  October 31, 1999
                              --------------    --------------  ----------------
Working Capital               $  (390,744)     $ 2,062,388       $  (500,496)
Total Assets                    2,728,092        4,621,814           504,508
Stockholders' Equity              111,985        2,810,600       (1,019,651)

                                  RISK FACTORS

     In addition to other information in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.

LIMITED OPERATING HISTORY

         We commenced operations in June of 1993 as SC&T International, Inc., a producer and marketer of CD-ROM audio cables. In October 1993, we began developing PC multimedia accessory products. In 1996, we entered the computer and video game markets with the introduction of a line of PC and video arcade racing wheels. We recently redirected our focus away from the PC and video game products to products that are interactive with DVD players and set-top boxes based on NUON technology. NUON is the term given to the technology created by VM Labs, the developer. NUON is a powerful and versatile embedded technology that enhances the passive elements of digital video products such as DVD players, digital set-top boxes and digital satellite receivers, while adding high performance interactive graphics and audio. We have also developed and will start to market a line of road emergency and outdoor survival kits. Accordingly, there is limited historical financial information about the Company upon which to base an evaluation of the Company's performance. In addition, our business has been and will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including limited capital, possible cost overruns, uncertain market acceptance, competitive activity and the absence of an operating history. There can be no assurance our business will be successful or that we will be able to achieve or maintain profitable operations. See "Business".

HISTORY OF LOSSES - GOING CONCERN/DOUBT

     We have incurred operating losses since our inception, and reported net losses of $2,085,756 and $3,255,945 for the 10 months ended April 30, 1998 and the year ended April 30, 1999, respectively. As of April 30, 1999, we had an accumulated deficit of over $15,000,000. Losses incurred since inception are attributable primarily to start-up costs incurred in developing our product line, the costs of introducing new products to market, inventory adjustments, and costs associated with financing activities prior to our initial public offering. To date, operating revenues have not been sufficient to cover these costs. We had revenue of approximately $3,405,000 for the year ended April 30, 1999, a decrease of approximately $1,328,000 over revenue of approximately $4,733,000 for the year ended April 30, 1998. We reported a net loss for the year ended April 30, 1999. Competitive activities for the last year intensified. We did not generate sufficient operating revenue, expand sales of its products, or control its costs sufficiently to achieve profitability. The Independent Auditor's reports for the years ending April 30, 1999 and 1998, each show that the above factors create substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

COMPETITION

     We have researched both the road emergency and survival categories and feel that these two areas do not have similar products to what the Company has developed. If successful, HPI would expect increased competition. The NUON platform is a proprietary technology format owned by DM Labs. HPI has a strategic license agreement with the developers of this technology for the production of numerous peripheral products. We believe this agreement eliminates much of the competition traditionally found in non-propriety products of similar nature both in the retail and OEM channels. There can be no assurance that we will be able to compete successfully. See BUSINESS -Competition".

TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The PC, internet, multimedia, computer, DVD, and video game markets in general, have been characterized by rapid technological change, frequent introduction of product upgrades, and evolving industry standards. We believe our future success will depend on our ability to anticipate such changes and to offer the market responsive products on a timely basis which meet these evolving industry standards and achieve market acceptance. Due to various factors, including insufficient operating capital, we have been hindered in our ability to achieve profitability. There can be no assurance we will have sufficient resources to develop or otherwise acquire new technology or to introduce new products that would satisfy an expanded range of customer needs. Additionally, delays in new product introductions or product enhancements could adversely affect our operating results in the future. We also have experienced delays in delivery schedules on new product introductions. See "Business - New Product - Development".

DEPENDENCE ON KEY PERSONNEL: NEED TO ATTRACT NEW PERSONNEL

     The loss of the services of James L. Copland, our President, Treasurer, Chairman of the Board and Chief Executive Officer, and Gregory Struthers, Executive Vice President, would have a material adverse effect upon the Company. The Company maintains a five-year employment agreement with Mr. Copland. The agreement includes non-competition and non-solicitation provisions for a 12-month period following termination of employment. Mr. Gregory Struthers also maintains a five year agreement. Ms. Catherine Copland maintains a three year agreement. Similar terms and conditions apply for these two individuals. The Company maintains key man life insurance on Mr. Copland in the amount of $1,000,000. Our success also is dependent on its ability to identify, recruit, and retain additional experienced management, engineering, and marketing personnel. There can be no assurance that we will be able to hire or retain necessary personnel. Our failure to attract and retain personnel with the requisite expertise or to internally develop personnel with such expertise could adversely affect the prospects of the Company's success.

RELIANCE UPON MAJOR CUSTOMERS

     Three (3) customers were responsible for nine percent (9%) to eleven percent (11%) each of the Company's net revenue for the year ended April 30, 1999. The total sales to these three (3) customers represented thirty percent (30%) of the net revenue for the year ended April 30, 1999.

DEPENDENCE ON THIRD PARTY SUPPLIERS

     We do not have supply agreements with any of our suppliers. We have not experienced any material difficulties in obtaining supplies in the past with the exception of timely delivery of new products from its primary manufacturer. We believe additional suppliers are easily identifiable. Any material reduction or interruption in supply from our vendors or suppliers would adversely affect our ability to supply orders in a timely manner. See "Business - Raw Materials and Supplies".

RISKS ASSOCIATED WITH INTERNATIONAL SALES - CURRENCY FLUCTUATIONS

     Expenses from foreign operations are not denominated in U.S. dollars. Expenses denominated in foreign currency accounted for approximately 26% of the Company's Expenses for the 10 months ended April 30, 1998, and 36% of the Company's Expenses for the year ended April 30, 1999. Our operations abroad expose us to risks such as exposure to currency fluctuations, exchange rates, tariffs and other barriers, differing standards requirements, difficulties in staffing and managing international operations, differing regulatory requirements, potentially adverse tax consequences, and country-specific product requirements. In addition, we are exposed to gains and losses on international currency transactions. We do not engage in international currency hedging transactions. Although we will be doing less international business, there can be no assurance that the same factors will not have an adverse impact on the Company's future revenue or operating results. See "Business - Marketing".

     To reduce the potential losses from international sales, we have closed our UK subsidiary. Sales and marketing for the European market is being done through strategic distribution alliances with well established companies who now serve as our distributors.

INTELLECTUAL PROPERTY - PATENTS

     Our success is dependent, in part, on our proprietary information, technology, know-how and our ability to market and deliver products in a timely manner. We rely on a combination of patents, copyrights, trademarks, trade secrets, and confidentiality agreements to establish and protect our proprietary rights. Despite these efforts, it may be possible for competitors or users to copy aspects of our products or to obtain information that we regard as a trade secret. Competitors may also copy products supplied by our vendors, which we can not prevent. See "Business - Intellectual Property Rights" and "Business - Legal Proceedings".

SEASONALITY - FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     As new standards or significant new products are introduced in the industry, sales may slow significantly while the market reacts to these factors. Therefore, our revenue may vary significantly from quarter to quarter. Additional factors which may affect revenue include the timing of customer orders, changes in our product and customer mix, the introduction of new products by the Company, pricing pressures, and economic conditions. If demand for the Company's products weakens, or if orders are not shipped in any quarter as anticipated, the Company's results of operations for the quarter could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NEED FOR ADDITIONAL FINANCING - ALLIANCES

     The Company completed its initial public offering ("IPO") in December 1995. In addition, we have since completed private placements of preferred stock and common stock. Our continued viability will be dependent upon our ability to generate cash from operations or to obtain additional financing sufficient to meet our obligations as they become due. Unless we can generate cash from operations sufficient to fund all of our operating needs, we will be required to obtain additional financing. It is currently anticipated we will require additional working capital to continue operations. We are actively exploring both debt and equity financing as well as holding discussions with potential merger partners in order to obtain such debt or equity financing. There is no assurance that we will be able to obtain such financing.

     We have a factoring agreement to finance our U.S. receivables through Sun Capital Inc. The need to factor our receivables is a direct result of a lack of working capital. Such an arrangement is expensive and has an adverse effect on the our operational expenses. Similar arrangements for our European receivables do not exist at this time.

     Over the past year we have incurred large legal costs due to the resolution of our preferred shareholder and de-listing problems, coupled with other issues arising from the latter. (See "Certain Transactions.") The Company has also written down large inventories in the past.

LITIGATION

     We are currently involved in various legal proceedings. To the extent that these lawsuits requires management time and other resources, results of operations may be negatively impacted. See "BUSINESS--Legal Proceedings".

LACK OF DIVIDENDS

     We have never paid any cash dividends on our Common Stock and we do not anticipate that we will pay dividends in the foreseeable future. Instead, we intend to apply any earnings to the expansion and development of the business.

CHANGE IN CONTROL PROVISIONS

     The Arizona General Corporation Law contains provisions which may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of shareholders.

LIMITED LIABILITY OF COMPANY DIRECTORS

     Our Articles of Incorporation eliminate the personal liability of a director to the Company and its shareholders for monetary damages for breach of fiduciary duty of care as a director, subject to certain exceptions, to the fullest extent allowed by Arizona law. Accordingly, except in such circumstances, our directors will not be liable to the Company or its shareholders for breach of such duty.

POSSIBLE VOLATILITY OF STOCK PRICE

     The common stock and warrants issued to the public in connection with the Company's initial public offering were traded on the NASDAQ Stock Market, Inc. ("NASDAQ") SmallCap Market. Since the Company's de-listing, our common stock has traded on the Over-The-Counter ("OTC") Market. The trading price of the our common stock in the future will probably be subject to wide fluctuation in response to factors such as technological innovations, new product developments, general trends in the Company's industry, as well as quarterly variations in our results of operations and market conditions in general. During certain periods, the stock markets have experienced extreme price and volume fluctuations which have particularly affected the market prices for many small companies and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may also adversely affect the market price of our common stock. See "Price Range of Common Stock."

MAINTENANCE CRITERIA - FOR NASDAQ SECURITIES

     On October 22, 1997, the Company's shares of common stock, which were traded on the NASDAQ SmallCap market under the symbol "SCTI," were de-listed by NASDAQ. This action was taken on account of our failure to file our form 10-KSB in a timely manner. The failure to meet this filing requirement was in the opinion of our management, the direct result of the untimely resignation of our then independent accounting firm, Toback CPAs, P.C. Upon their resignation, we immediately began a search for a new accounting firm, initially retaining Evers & Company. We have since retained King, Weber and Associates, P.C. who has acted as our independent accounting firm for the audit of the current year's financial statements. The Company has filed a lawsuit against Toback.

PENNY STOCK RULES

     Because the Company is no longer listed on the NASDAQ Smallcap market, the common stock of the Company falls within the definition of "penny stock" under the Securities Exchange Act of 1934. Accordingly, brokers engaging in transactions in our common stock are required to provide a customer with risk disclosure documents, disclosure of market quotations, if any, disclosure of compensation of the broker/dealer and the salesperson of the transaction and monthly accounting statements showing the accounts. This de-listing has made it difficult to obtain or seek additional operating capital through traditional channels. These rules have the effect of creating a reduced willingness by brokers to engage in transactions in the Company's securities due to an OTC listing, therefore increasing the difficulty of the Company to raise funds and for its investors to dispose of their securities.

SHARES OUTSTANDING

     Due to the issuance of shares of common stock to convert the Series A Preferred Stock, the Company had approximately 25 million shares of common stock trading. Our management believed that this amount of "trading stock" had an adverse affect for the prevailing market price of our common stock. Therefore, we effected a 1 for 18 stock reverse on April 23, 1999. This reduced the number of common "trading shares" to an amount of approximately 1.5 million common shares.

FORWARD LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions, including those identified under "Special Considerations." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the other risk factors set forth above, among the key factors that may have a direct bearing on the Company's results are competitive practices in the multimedia, interactive, and communications segments of the PC and video game industries, our ability to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees, and the impact of current and future laws and governmental regulations affecting the PC, DVD, and video game industries and the Company's operations.

FACILITIES

     In March, 1999 we relocated the Company's US operations to a facility located in the Scottsdale Airpark in Scottsdale, Arizona. The facility leases approximately 6500 square feet of warehouse space and approximately 2,000 square feet of executive office space for approximately $7000 per month. The lease expires February 28, 2002.

     Until late 1999, our European subsidiary was located in Portsmouth in the U.K. This office has been closed in favor of a distribution alliance agreement with another European firm.

     We anticipate that our present facilities are sufficient for our current needs. To the extent additional warehousing space is required, we intend to lease off-site, short-term storage facilities.

                                 USE OF PROCEEDS

     All proceeds of this offering will be paid to the Selling Shareholders; the Company will receive none of the proceeds.

                                    DILUTION

     Our tangible book value at April 30, 1999 was approximately $111,985 or $0.03 per share. Our tangible net book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the number shares of our common stock outstanding. The calculation of the tangible book value per share at April 30, 1999 includes the previously issued 900,000 shares of common stock being registered under this Form SB-2. Purchasers of shares of common stock ion this offering will realize immediate and substantial dilution in the net book value of their shares. The following table, based upon our net tangible book value as of April 30, 1999, and on an assumed additional sale of 100,002 shares at a sales price of $0.35 per share, illustrates the dilution to purchasers of shares of our common stock in this offering:

Assumed public offering price per share                                 $0.35

Net tangible book value per share at April 30, 1999                     $0.03
Increase per share attributable to this offering                        $0.01

Pro forma net tangible book value per share
  after this offering                                                   $0.04

Dilution per share to new investors                                     $0.31

For diluted calculation assuming exercise of options and warrants:

Assumed public offering price per share                                 $0.35

Net tangible book value per share at April 30, 1999                     $0.02
Increase per share attributable to this offering                        $0.01

Pro forma net tangible book value per share
  after this offering                                                   $0.03

Dilution per share to new investors                                     $0.32

                                 CAPITALIZATION

     The following table sets forth our capitalization as of our fiscal year-end April 30, 1999 and the six month period ending October 31, 1999. It does not reflect the receipt of any proceeds to the Company upon sale of the common stock which is registered in this Prospectus.

                                                                  9 Months
                                             April 30, 1999    Ending 1-31-2000
                                             --------------    ----------------
Long-term obligations, including current
maturities of over twelve months              $     15,327      $  9,918,139

STOCKHOLDERS' EQUITY (1)

Preferred stock, $0.01 par value,
 authorized 5,000,000 shares,
 2,800 issued at June 30, 1999                           0                 0

Common stock, $0.01 par value, authorized
 33,332,747 shares; issued and outstanding
 3,351,864 shares at April 30, 1999 before
 the offering and 4,581,064 shares after
 the offering                                    3,351,064         5,143,664

Additional paid-in capital                      15,478,055        16,496,130
Accumulated deficit                            (15,402,199)      (17,567,218)
                                              ------------      ------------
Total stockholders' equity                         111,895        (1,019,651)
                                              ============      ============

----------
(1) Does not include 1,298,500 shares of common stock issuable upon the exercise of stock options and warrants.

                           PRICE RANGE OF COMMON STOCK

     The Company's common stock and "IPO warrants" were quoted on the NASDAQ SmallCap Market under the symbols "SCTI" and "SCTIW," respectively, from December 14, 1995 through October 22, 1997. Our common stock now trades in the OTC Market under the symbol "HPIC".

     The following table sets forth the quarterly low bid and high ask prices of the Company's Common Stock for the calendar periods indicated on the NASDAQ SmallCap Market. (Adjusted for reverse stock split.)

COMMON STOCK
                                                            Bid          Ask
                                                            ---          ---
1998:
   First Quarter.......................................     .32          5.9
   Second Quarter......................................     .13           .94
   Third Quarter.......................................     .02           .52
   Fourth Quarter......................................     .09           .22
1999:
   First Quarter.......................................     .11           .23
   Second Quarter......................................     .08           .13
   Third Quarter.......................................     .06           .13
   Fourth Quarter......................................     .05           .08
2000:
   First Quarter.......................................     .75          2.56
   Second Quarter......................................     .38           .56
   Third Quarter.......................................     .91          2.09

     On _____________, 2000, the closing quotation for the common stock on the OTC Market was $_________ per share. As of February 28, 1999, there were 4,651,066 shares of common stock issued and outstanding, held by approximately ninety two (92) shareholders, including several holders who are nominees for an undetermined number of beneficial owners.

                                DIVIDEND POLICY

     We have not paid any dividends with respect to our common stock and we do not anticipate paying any dividends in the near future. Our credit facility with our bank prohibits the payment of dividends without the consent of the bank.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data of the Company and is qualified in its entirety by the more detailed Consolidated Financial Statements and Notes thereto attached to this prospectus. The data has been derived from the financial statements of the Company audited by King, Weber & Associates, P.C. for the year ended April 30, 1999.

                            9 Months Ended       Year Ended      10 Months Ended
                           January 31, 2000,   April 30, 1999    April 30, 1998
                           -----------------   --------------    --------------
OPERATING DATA:
Net sales                     $   448,406        $ 3,405,313     $ 4,733,558
Net loss                       (2,161,133)        (3,255,945)     (2,085,756)
Loss per share                       (.60)             (2.10)          (1.61)
Weighted average shares
 outstanding April 30, 1999     4,081,931          1,554,018       1,296,972

BALANCE SHEET DATA:
Working capital               $  (500,496)          (390,744)      2,145,388
Total assets                      504,508          7,728,092       4,621,814
Shareholders' equity           (1,014,651)           111,895       2,810,600

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

OVERVIEW

     Hot Products, Inc.com (the "Company") was formed in June 1993. We develop and market accessory and peripheral products for the computer and video game industries under our PLATINUM SOUND and PER4MER registered trademarks. Our products include sub-woofer and speaker sound enhancement systems, PC volume controllers, and a line of PC and video arcade racing wheels for SEGA, Nintendo, Sony Playstation and IBM-PC's.

     We have redirected our product marketing focus towards the NUON technology platform, for both the OEM and retail arenas, and in the development of two new product lines that address the road emergency and automotive outdoor survival categories. We have retreated from our past 100% reliance on the PC/Video Game retail peripherals markets where competition has increased and profitability has declined. We are looking to form numerous co-marketing agreements for our previous products with companies whose corporate focus is on servicing retail distribution channel. The move to these new product platforms is intended to dramatically increase the gross margin realized by the Company.

     Over the last six (6) months, we have identified new market opportunities. The areas identified relate to the automotive and emergency outdoor survival categories. These categories have a combined presence of over 400,000 retail outlets compared to the under 250,000 that make up the current personal computer and video game channels.

     The Company has made its product presentations to numerous major national companies. Seven new products are now under development that specifically address these industries, with introductions to the North American market over the next quarter. The Company plans an aggressive focus on the OEM, private label segment of this market, with the secondary target being the retail channel of the business.

     In an ongoing effort to keep pace with the current changing business climate, the Company changed its name to Hot Products, Inc.com.

     In 1994, we purchased SC&T Europe, a marketing and distribution company located in Antwerp, Belgium. In an effort to reduce our European operating costs, we consolidated our European distribution operations into one central facility located in the United Kingdom. In May 1997 we formed SC&T Europe Ltd., located in Portsmouth England which handled all marketing and distribution operations for Europe and the UK. In December, 1999, we closed the U.K. subsidiary. We established a subsidiary as of June 1, 1998, in Hong Kong, known as SC&T Asia Limited.

     The Company's total operating expenses exceeded revenues, resulting in a net loss of approximately $3,255,000 for the year ended April 30, 1999. Our primary costs are for R & D, tooling of new products, inventory, trade shows, selling and promotion, write-down of obsolete inventory, and legal expenses, which increased significantly for the period ended April 30, 1998 due to the resolution of the preferred shareholder issue. See "Conversion of Preferred Stock" contained in the Risk Factors section of this Prospectus. Operating results will be influenced by factors such as demand for products, timing of new products by both the Company and our competitors, pricing by both the Company and our competitors, inventory levels, our ability to develop and market new products, our ability to supply products at high quality levels and at reasonable costs, the timing and levels of sales and marketing expenditures, and general economic conditions.

NET SALES

     Net sales for the year ended April 30, 1999 were approximately $3,405,000, approximately a $1,328,000 decrease, 28%, from net sales for the 10 months ended April 30, 1998. Of the $1,328,000 decrease $970,000 was due to reduced sales by our UK subsidiary. Continued poor performance by the UK subsidiary caused Management to close the UK facility and to seriously review how we do business in Europe. The decrease in net sales for the years ended April 30 1999 and April 30, 1998 resulted from a variety of factors including a lack of operating capital which resulted in delays in manufacturing and delivery in the fourth quarter of new products scheduled for sale during the 1998 Christmas selling season. Such delays increased the costs to deliver products and in product returns by retailers and increased sales discounts given to customers to complete sales agreements.

     Revenue decreased by approximately $2,649,889 to $448,406 for the nine months ended January 31, 2000, compared to the $3,098,295 for the comparable period in 1999, representing a decrease of eighty six percent (86%). the Company has been in the process of evaluating its new strategic direction and has not actively marketed its products during this evaluation. The Company has decided not to sell to retail customers, except to service those current accounts which have been profitable. During this transition to a different distribution channel, the volume of the Company's sales has been reduced dramatically.

GROSS PROFIT

     Our gross profit percentage for the year ended April 30, 1999 and the 10 months ended April 30, 1998 reflects our decision to reduce the price for certain first generation products remaining. The gross profit percentage for the year ended April 30, 1998 was also affected by the write-down of certain inventory of approximately $835,000. The write-down for inventory obsolescence was adjusted to reflect concern about increased inventory and possible price adjustments to improve market acceptance of our products. Our gross profit percentage for the year ended April 30, 1999 was 10%, which resulted in no change from the gross profit percentage for the year ended April 30, 1998, 10%.

     The Company's gross profit for the three (3) months ended January 31, 2000 was approximately $37,000 in contrast to approximately $480,000 for the three
(3) months ended January 31, 1999. This represents a ninety two percent (92%) decrease. The gross profit for the nine (9) months ended January 31, 2000 was approximately $42,000 compared to approximately $1,300,000 for the same period ended January 31, 1999. This represents a ninety seven percent (97%) decrease. The gross profit for the three (3) months ended January 31, 2000 represents a gross profit margin of thirty one percent (31%) compared to the same period ended January 31, 1999. The gross profit margin for the nine (9) months ended January 31, 2000 was nine percent (9%) compared to forty percent (40%) for the same period ended January 31, 1999. This decrease represents the sale of inventory at lower prices in Europe. Gross profit margins are affected by several factors, including the product mix between the Company's products. The Company anticipates new products will sell at much higher profit margins.

PAYROLL & PAYROLL TAXES

     Our payroll and payroll tax expense decreased significantly from approximately $1,140,000 in the 10 months ended April 30, 1998, to approximately $725,000 in the year ended April 30, 1999, or approximately 36%. A significant portion of the decrease was due to a continued effort by management to reduce expenses and to increase employee productivity. Payroll and payroll tax expense decreased as a percentage of sales, from 24% for the year ended April 30, 1998 to 21% for the year ended April 30, 1999. We believe it is necessary to employ a base staff of qualified personnel to maintain its operations.

     The Company's payroll and payroll tax expense decreased from approximately $327,000 and approximately $985,000 for the three (3) and nine (9) months ended January 31, 2000. This represents a $209,000 and $579,000 decrease in salaries and related expenses for the three (3) and nine (9) months ending January 31, 2000. The Company has continued to reduce payroll and related expenses as it goes through this period of transition between product lines. The Company is required to employ a base staff of qualified personnel to maintain its operations.

SELLING & PROMOTION

     Our selling and promotion expenses increased from approximately $1,072,000 in the 10 months ended April 30, 1998 to approximately $1,144,462 in the year ended April 30, 1999, or approximately 7%. This represents an increase in selling and promotion expenses, as a percentage of sales, from 23% for the ten months ended April 30, 1998 to 33% for the year ended April 30, 1999. A portion of these expenses were utilized to continue promoting new products and creating new packaging for new products. The increase in selling and promotional expenses were a direct result of the competitive nature of the industry and the need to give retailers additional discounts and "co-op" advertising fees. We plan to make dramatic reductions in travel, trade show, and all advertising expenses in fiscal year 2000.

     The Company's selling and promotion expense decreased from approximately $424,000 and $775,000 for the three (3) and nine (9) months ended January 31, 1999 to approximately $36,000 and $212,000 for the three (3) and nine (9) months ended January 31, 2000. This decrease represents approximately a $388,000 and $563,000 decrease from the same periods ended January 31, 1999. This decrease is a direct result of cost reductions imposed by management as well as a reduction due to the change in product lines.

OFFICE & ADMINISTRATION

     Our office and administrative expenses showed a small increase from approximately $1,705,000 in the 10 months ended April 30, 1998 to approximately $1,760,000 in the year ended April 30, 1999, or approximately a 3% increase. As a percentage of net sales, office and administrative expenses were 36% for the year ended April 30, 1998 and 51% for the year ended April 30, 1999. A significant portion of the increase in office and administrative expenses were a result of employee turnover and the need to hire temporary office and warehouse help at greater cost.

     The Company's office and administrative expenses decreased from approximately $272,000 and $958,000 for the three (3) and nine (9) months ended January 31, 1999 to approximately $183,000 and $537,999 for the three (3) and nine 99) months ended January 31, 2000, or approximately a thirty three percent (33%) and forty four percent (44%) reduction for the same periods ended January 31, 1999. Major cost reductions were made in rent and related expenses associated with our UK subsidiary.

RESEARCH & DEVELOPMENT

     Expenditures   for  research  and   development   showed  a  decrease  from
approximately $318,000 in the ten (10) months ended April 30, 1998, to approximately $53,000 in the year ended April 30, 1999 or approximately a 83% reduction. During the year ended April 30, 1998 and April 30, 1999 Management elected to expense the entire cost of research and development expenditures as incurred. Expenditures for research and development vary from period to period depending upon the number of new products under development and the stage of the development and vary as a percentage of sales depending upon sales achieved in that period.

     Expenditures for consulting fees decreased from approximately $120,000 in the year ended April 30, 1998 to $0 for the year ended April 30, 1999, or a 100% reduction. We have found that we can rely upon our internal staff for services which were formerly contracted to outside sources.

     Expenses related to research, development and consulting fees decreased from approximately $36,000 and $75,000 for the three (3) and nine (9) months ended January 31, 1999 to approximately $18,000 and $22,000 for the three (3) and nine (9) month periods ended January 31, 2000. This decrease represents a fifty percent (50%) and seventy one percent (71%) decrease for the three (3) and nine (9) months ended January 31, 2000 for the same periods ended January 31, 1999. Research and development for the three (3) months ended January 31, 2000 is a direct result of the development of new product lines.

OTHER INCOME/EXPENSE

     Other expense for the three (3) months ended January 31, 2000 was approximately $712,000 compared to approximately $38,000 of other expense for the three (3) months ended January 31, 1999. Other expense for the nine (9) months January 31, 2000 was approximately $1,030,000 compared to approximately $74,000 of other income for the nine (9) months ended January 31, 1999. The increase in other expense for the three (3) months ended January 31, 2000 is a direct result of discontinued product line charges of approximately $958,000. Royalty income increased in the period ended January 31, 2000 by approximately $47,000 compared to the three (3) months ended January 31, 1999. We were also able to negotiate reductions in older accounts payable which resulted in a gain of approximately $200,000. NET LOSS

     As a result of the factors described above, our loss from operations increased from approximately $2,086,000 in the ten (10) months ended April 30, 1998 to approximately $3,256,000 in the year ended April 30, 1999. The net loss from 1998 includes $1,825,000 in revenue from a legal settlement. The loss of $3,256,000 is a direct result of a significant reduction in sales and increased expenses from the UK subsidiary . The Company's total operating expenses decreased from approximately $4,355,000 for the ten months ended April 30, 1998 to approximately $3,681,000 for the year ended April 30, 1999. This decrease, $674,000 (16%), was accomplished through drastic reductions in operating costs in the US of approximately $1,091,000 for the current year. These reductions were offset by increased expenses by the UK subsidiary of approximately $417,000, which we no longer operate.

     The Company experienced a net loss of approximately $1,030,000 for the three (3) months ended January 31, 2000 compared to net loss of approximately $617,000 for the three (3) months ended January 31, 1999. This represents an increase of approximately $383,000. The increase is due to the charge of $957,000 for discontinued product lines. The net loss for the nine 99) months ended January 31, 2000 increased to $2,161,133 from $1,465,678 for the same period ended January 31, 1999. This increase, approximately $695,455, was a direct result of the discontinued product lines. Operating expenses for the three (3) months ended January 31, 2000 decreased approximately $704,000 compared to the same period ended January 31, 1999. This decrease can be attributed to continued cost reductions and increased employee productivity.

NET LOSS PER SHARE

     Net loss per share increased from $1.61 for the 10 months ended April 30, 1998 to $2.10 for the year ended April 30, 1999. The increase in the net loss for the year ended April 30, 1999 represents an increase of 30%.

LIQUIDITY & CAPITAL RESOURCES

     Our working capital decreased from $2,062,000 for the 10 months ended April 30, 1998 to deficit of $390,744 for the year ended April 30, 1999. This decrease was due directly to the Company's net loss for the year ended April 30, 1999. We are required to pay the costs of stocking inventory before we receive orders and payment from its customers. Typically, our customers do not pay us for its products until approximately 60 days following delivery and billing. As a result, the receipt of cash from operations lagged substantially behind the payment of the costs for purchase and delivery of our products. We have been unable to attract additional sources of capital due to the de-listing and must rely on factoring of our accounts receivable which increases costs and reduces working capital.

     As noted above, The Company has made strategic changes in our business plan. Those changes included the closure of our U.K. subsidiary, emphasis on NUON technology, products and introduction of certain other consumer products. We have changed our name to better reflect the substance of this new strategic direction. Our success in the future will be dependent upon this new strategic direction rather than the product lines we previously relied upon.

     We have experienced difficulties meeting our current obligations and will require additional capital as we implement our new strategic direction. Working capital will be required to maintain inventories and accounts receivables for these new product lines. We will also require capital for research and development to refine and maintain technological feasibility of such products. The amount of capital required will be dependant upon the success of those lines. We believe that it will require $1,000,000 to $1,500,000 to implement the new strategic direction in the short term. The Company is presently working to secure approximately $1,000,000 in equity capital through the sale of common stock and warrants to Accredited Investors, and we are negotiating with our largest vendor to reduce our trade account payable to that vendor. We hope that we will be successful in raising the $1,000,000 in capital and in negotiating a settlement of the said payable balance for an amount significantly less than the recorded balance. However, there can be no assurance that we will be successful in either matter.

     We do not anticipate significant capital expenditures in order to introduce and distribute our new product lines. We use third party manufacturers to produce our products.

     The Company's working capital decreased from approximately $902,000 for the three months ended January 31, 1999 to a deficit of approximately $500,000 for the three months ended January 31, 2000. This decrease is due directly to the Company's change in business direction as well as decreased sales for Christmas, 1999. The Company is presently raising equity capital we require to bring our new products to market. We believe we have negotiated favorable terms with our customers and suppliers on the first orders of our new products. Due to these terms, and the additional equity capital raised, we believe we will not experience significant difficulties or delays in the delivery of our new products.

                                    BUSINESS
BUSINESS -GENERAL

     We have previously developed and marketed accessory and peripheral products for the personal computer and video game segments of the retail and corporate markets for video game controllers and sound devices. Effective at the end of our third quarter of fiscal 2000, we have changed our strategic business plan. We presently operate primarily in two (2) areas:

     (1) Products related to NUON technology, including, but not limited to, controllers for DVD (Digital Video Disc), appliances and set-top boxes which, with the technology, have the ability to be interactive. This means that a user would be able to switch from regular television to video games to video films.

     (2) We intend to purchase and develop and resell, through the OEM and retail channels, road emergency and outdoor survival products and accessory items.

     Our company focuses on the multimedia, interactive, communications and the video gaming segments of the PC and consumer electronics industry. We develop or contract to develop, technology to furnish one-step, integrated solutions for the PC, NUON and Video Game user. Our company began operations in June 1993 and achieved sales of approximately $4,733,000 and $3,405,000 during the years ended April 30, 1998 and April 30, 1999, respectively.

     Since our de-listing from the NASDAQ in October 1997, our ongoing growth initiatives have not materialized. Since that time, the Company has suffered through difficult times. Cut off from normal financing channels, we have continued without proper operating finances, have seen our share value erode and have suffered declines in sales revenues. Despite hitting a revenue high of $7,346,000 during the year ended June 30 1997, and the introduction of new products, we believe the stigma associated to the resignation of our then auditors and our inability to secure needed operating funds has impacted our ability to grow our market as planned. However, we have survived and have secured new alliances which we believe will help the Company move forward.

INDUSTRY OVERVIEW

     The market for multimedia PC's and video game console equipment continues to grow, and is characterized by rapid technological change. Unlike certain other segments of these markets, the multimedia and gaming segments are consumer driven. As a result, many PC manufacturers have redesigned their product mix to dramatically increase the multimedia and entertainment portion of their product line. Some have reconfigured their product lines so 100% of their products offer multimedia and gaming capabilities. With the emerging DVD market and the enhanced NUON technology for DVD players, coupled with our licensing agreements with VM Labs, we believe that new growth opportunities exist for the Company.

     The market for automotive and emergency outdoor survival categories have a combined presence of over 400,000 retail outlets. We will concentrate on developing and reselling through the OEM and retail channels.

NEW PRODUCTS

     The Company's new products consist of three road emergency kits and four road emergency accessory products. The automotive survival products comprise two products at this time. the outdoor survival category currently consists of over eight standard products through these planned new alliances. HPI also sees significant growth opportunities for the NUON technology platform through the retail and OEM channels of the emerging DVD and set-top box channels. The Company plans to launch over ten new products to support the NUON Platform during the next twelve months.

MARKETING

     We offer our products to the retail video game, OEM, and corporate segments
internationally,   through  a  combination  of  direct  sales   personnel,   and
independent sales representatives.

     For the 10 months ended April 30, 1998 and the year ended April 30, 1999, sales in the United States accounted for approximately 51% and 60%, respectively, of our consolidated revenue, and sales in Europe accounted for approximately 49% and 40%, respectively, of our consolidated revenue.

     Our independent sales representatives are typically paid a 3-5% commission. The Company has written agreements with its independent sales representatives. Agreements with independent sales representatives have a term of one year, with certain cancellation provisions. We expect to renew our agreements as they expire, providing the appropriate sales revenue objectives are achieved by each group.

     In 1998, we entered into a distribution alliance in South America. Due to the economic conditions that have affected this region, our sales did not reach expected levels.

     Our current U.S. based retail and catalogue customers include, but are not limited to; Best Buy, Babbages, Electronic Boutique, Data Vision, Egghead Direct, Fry's Electronics, COMP USA, and Cyberian Outpost.

     Our sales from the United Kingdom are invoiced in U.S. dollars and UK pounds sterling. Expenses of the Company's international operations are incurred in various foreign currencies, principally UK pounds sterling. Accordingly, the Company is subject to the risk of fluctuations in currency exchange rates. To date, the Company has not experienced any material net gain or loss due to foreign currency fluctuations. There can be no assurance that we will not experience material adverse effects on operations from foreign currency fluctuations in the future.

NEW PRODUCT DEVELOPMENT

     The Company's new marketing channel will focus on all channels supporting the automotive and automotive aftermarkets. The include car manufacturers, automotive parts retail outlets, car washes, department stores, and catalogue houses. The outdoor survival products will be marketed to specialty providers of outdoor products, catalogue houses and department stores, etc. All of HPI's products will also be available through the companies e-commerce site, which is expected to go online by March 1, 2000. All our planned new products will also be marketed to the premium and incentive industry.

     During the 10 months ended April 30, 1998 and the year ended April 30, 1999, we spent approximately $317,000 and $53,000 respectively, on research and development. We expect to incur approximately $400,000 in research and development expenses in connection with development of new products during fiscal 2000.

SUBSIDIARIES

     On December 31, 1994, we purchased all of the outstanding shares of Westex N.V. for 210,000 shares of the Company's Common Stock. This agreement was renegotiated in June 1996, resulting in the forfeiture of 200,000 shares and the obligation, subject to certain contingencies, to issue 25,000 shares of the Company's Common Stock. Westex N.V. was incorporated in Belgium in March 1989. During 1998, in an effort to reduce operating costs, we consolidated our European distribution operations into one central facility located in the United Kingdom. In May, 1997 we formed SC&T Europe Limited, located in Portsmouth England. This operation was closed in 1999. For the year ended April 30, 1998 and April 30, 1999, sales by SC&T Europe accounted for approximately $2,340,000 and $1,372,000 respectively, of the Company's consolidated revenue.

     In June of 1998, we opened a wholly owned subsidiary in Hong Kong. This facility was established to oversee all manufacturing issues of the Company's products, however, this office has since been closed in favor of seeking an alliance with other local firms.

     We have independent distribution networks in Canada and South America. Neither of these facilities are wholly owned subsidiaries of the Company.

COMPETITION

     The PC, DVD, multimedia, and video game retail markets in general are highly competitive. The events of this past year were detailed in the opening section of this report. Many of our competitors have greater financial, technical, marketing, and sales resources than we do. Our major competitors in the multimedia accessory and peripheral market are NMB, Maxiswitch, Altec Lansing, Yamaha, Sony, and Labtech. Our major competitors in the video game racing wheel market will come from InterAct, and MadCatz. This highly competitive arena in 1998 generated losses for every major player within the category. By virtue of SC&T's size, limited operating capital and our decision to sell less product last year, these actions resulted in substantially lower losses for us than were experienced by other suppliers in this category. We survived this period, and we are continuing to fight towards increased sales and profitability. In our effort to reduce our reliance on our current line of products, we plan to expand our product line by incorporating a wider range of products which will target a broader base of customers, and one intended to return a higher gross margin, without the previous high cost of R & D.

INTELLECTUAL PROPERTY RIGHTS

     Although we consider certain of our products to be proprietary, we manufacture certain product lines through the assembly of component parts which are readily available in the world marketplace. There are few barriers preventing others from designing, assembling, or reverse engineering products similar to those sold by the Company.

     To defend against our competition, our philosophy is to design and market products of high quality and features, which can be sold for lower prices. We are also focusing efforts to identify other marketing areas so we diversify our reliance on a single product niche. We feel continued product diversity offers stronger long-term opportunities, and reduces the inherent downside risk to more competitive and seasonal product offerings. Unlike certain of our competitors whose market penetration is much larger, every new customer account represents new revenue and growth for the Company. Due to the expanding Internet sector, we see the market for our new integrated voice recognition keyboard as a new product-category opportunity. We plan to align the Company with a brand name keyboard supplier for the re-introduction of this product, although no agreements have been reached with any supplier to do so.

                                LEGAL PROCEEDINGS

PENDING OR THREATENED LITIGATION

HOME ARCADE v. THE COMPANY

     In September of 1997, Home Arcade filed suit in San Jose, California, against the Company regarding a license dispute. The Company has denied breaching the contract and instructed counsel to vigorously defend the case. However, management believes it has committed no wrongdoing. The company is preparing for litigation at this time.

THE COMPANY v. TOBACK & COMPANY

     In June 1999 HPI filed suit against Toback & Company, CPA's, seeking substantial damages for the firms untimely resignation in September of 1997. The Company has alleged that these actions caused the de-listing of HPI's shares from the NASDAQ Stock Exchange. The Company alleges Toback's actions were premeditated and unnecessary, causing severe damage to the Company. The Company is seeking damages against Toback & Company in this regard. The Company can not predict whether it will prevail in its action against Toback & Company.

THE COMPANY v. SANTIAGO VILLA

     We filed suit against our former landlord seeking to collect approximately $20,000 in escrow funds not disbursed to the Company when it vacated it's former offices. The Company believes it will prevail in this action.

UNASSERTED CLAIMS AND ASSESSMENTS

     The Company has sold a wheel product which includes "force-feedback" technology. The Company has been contacted by Atari, which expressed a desire to evaluate our force-feedback technology to determine whether we violate a patent possessed by Atari. We believe we are presumptively protected under the circumstances because we obtained a license for the force-feedback technology from another company, Immersion Corporation. Immersion Corporation has indemnified the Company for patent infringement liability. However, should Atari successfully enjoin Immersion, sales of the force-feedback racing wheel would be impacted, or we might have to seek a license from Atari.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each of the directors and executive officers of the Company:

Name                     Age        Position
----                     ---        --------
James L. Copland          50        President, Treasurer, Chairman of the Board,
                                    and Chief Executive Officer
Catherine Copland         51        Secretary, Director
Steve Deckrow             53        Director
Gregory Struthers         46        Vice President, Director

     James L. Copland has served as President, Treasurer, and Chairman of the Board since its inception. From February until May 1993, Mr. Copland served as Vice President of Sales and Marketing for North and South America for Aztech Labs, Inc., a manufacturer and marketer of multimedia sound cards. From 1990 until 1992, Mr. Copland served as Vice President, Sales of Bondwell Industrial, Inc., a manufacturer and distributor of notebook computers and joy sticks. From 1986 until 1989, Mr. Copland served as President for North American Operations of Laser Friendly, US, and from 1984 until 1986 he served as Vice President, Sales and Marketing, of Atari (U.S.) Corporation. From 1982 until 1984, Mr. Copland served as General Sales and Marketing Manager of Commodore Computers, a Canadian company. Mr. Copland is the husband of Catherine Copland.

     Catherine Copland has served as a director of the Company since December 1994, as Assistant Secretary since April 1995, and as Manager of Customer Service since January 1995 and as secretary since January 1997. Prior to this, Mrs. Copland has held various part-time administrative positions with Sun Life Insurance Company of Canada, Munich reinsurance Company of Canada, and Pantek
(US) Corp. Mrs. Copland is the wife of James L. Copland.

     Steve Deckrow has been a director of the Company since September 1997. From 1989 until 1992, Mr. Deckrow served as President for the publicly and privately held LAN VAR Systems Integration Company. From 1992 until 1994, Mr. Deckrow served as Vice President of Sales and Marketing for Next Link LLC., a telecommunications company that provides client/server computing and systems integration services. Mr. Deckrow is presently an Independent consultant, assisting companies in the launch of Internet services designed to link buyers with sellers in local markets through an on-line business/residential listings and integrated mapping directory services.

     Gregory Struthers has been a director of the Company since January 1999. Mr. Struthers has served as Executive Vice President of the Company since January 1999. Mr. Struthers served as Director of Asian Operations, based in Asia, for the Company from January 1997 to January 1999. From 1991 to 1996 Mr. Struthers served as Vice President of Operations for Lee Data. Mr. Struthers served as Director of Quality Assurance from 1987 to 1990.

     The Company plans to increase its Board during the year 2000 if the appropriate persons can be identified.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     The Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all compensation earned by the Company's Chief Executive Officer (the ("Named Officer") for services rendered to the Company during the two preceding fiscal years. No other executive officer of the Company earned more than $90,000 in the prior fiscal years.

                                         Fiscal                Annual
Name and Principal Position               Year              Compensation
---------------------------               ----              ------------

James L. Copland                          1999                $150,000
President, Treasurer,                     1998                $276,500(1)
Chairman of the Board, and
Chief Executive Officer

Thomas Bednarik                           1997                $150,000
Former Chief Executive
Officer and Director (2)

----------
(1)  Includes $150,000 paid for return of stock.

(2) Thomas Bednarik resigned as Director and Chief Executive Officer effective July 18, 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors recently created a compensation committee and an audit committee. The Compensation Committee evaluates our corporation policies and administrates our stock option plan. The members of the Compensation Committee are Greg Struthers and Catherine Copland.

DIRECTORS' COMPENSATION

     We do not pay directors cash compensation, however, they are reimbursed for the expenses they incur in attending meetings of the Board or Board committees. All directors, including non-employee directors, are eligible to receive options to purchase common stock awarded under our Stock Option Plan. See "Stock Option Plan."

STOCK OPTION INFORMATION

     Persons who meet the definition of "most highly compensated executive officer", within the meaning of the SEC's executive compensation disclosure rules, have been granted options to purchase common stock as follows:

Name                          Position                        Number of Shares
----                          --------                        ----------------

James L. Copland          Chairman of the Board                   750,000
                          President, Treasurer

     In addition, Catherine Copland, wife of James L. Copland, and Secretary and Director of the Company, was granted options to purchase 150,000 shares of common stock.

STOCK OPTION PLAN

     Under the Company's Stock Option Plan (the "Stock Option Plan"), as in June, 1999. 1,298,500 shares are reserved and authorized for issuance upon the exercise of options.

                             PRINCIPAL SHAREHOLDERS

     The following table shows the number of shares of HPI's common stock owned beneficially and as of February 28, 2000 (date of last transfer agent shareholder list), by (I) each person who is known by us to own individually or beneficially more than 5% of HPI's common stock, (ii) by each director, (iii) by each of HPI's named executive officers, and (iv)by all directors, director nominees and executive officers, as a group, as reported by each person. The table also gives the amount of shares which are issuable with 60 days on exercise of conversion of options, warrants or preferred stock and the percentage of HPI's common stock held by each person. Unless otherwise indicated, each stockholders address is c/o Hot Products, Inc.com, 7625 East Redfield Rd., Suite 200, Scottsdale, Arizona 85260. Unless otherwise indicated, all are owned beneficially and of record.

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of February 28, 2000 (date of last transfer agent shareholder list) by (i) each person known by us to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group.

                                           Number of Shares
Name and Address                           Beneficially Owned   Percent of Total
----------------                           ------------------   ----------------

James L. and Catherine Copland (2)(3)(4)     2,814,000(3)             61.4%

Directors and key employees as a group
 (four persons) (2)(3)                       3,118,000(3)             68%

----------
(1) In calculating percentage ownership, all shares of Common Stock which the named shareholder has the right to acquire upon exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of common Stock owned by such shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder. Percentages may be rounded.

(2) Each of such persons may be reached through the Company at 7625 East Redfield Road, Suite # 200 Scottsdale, Arizona 85260.

(3)  Includes common stock owned and stock options.

(4) Includes stock held by Leslie Investments, L.P., which is beneficially owned by James L. Copland.

                              CERTAIN TRANSACTIONS

     In June, 1996 the Company issued 1,051 shares of series A Preferred Stock in a private placement resulting in proceeds to the Company of $10,510,000. The private placement was made to a group of institutional investors under Regulation S as promulgated by U.S. Securities and Exchange Commission. The Series A Preferred Stock was convertible into common stock at a conversion ratio based upon the average closing bid price of the Company's common stock for the ten trading days prior to conversion. Because of the steep decline in the price of the Company's common stock, the preferred stock became convertible into more shares than the amount of common stock of the Company authorized by the Articles of Incorporation.

     The Company, in 1998, entered into agreements with the holders of all of the Series A Preferred Stock whereby all of their shares of Series A Preferred Stock were tendered for conversion at a fixed conversion price of $1.00 per share (the "Fixed Conversion"). In addition to the fixed Conversion Price, it was agreed that the holders of the Series A Preferred Stock would also receive warrants to purchase one-third of the number of shares which they receive pursuant to the Fixed Conversion price at a price of $1.75 per share subject to ordinary anti-dilution provisions (the "Warrant Shares'). The holders of the Series A Preferred Stock waived all other conversion rights which they may have pursuant to any agreement. The Company did not have an adequate number of common shares to convert all the new warrants, all the previously issued warrants outstanding and employee stock options. In order to correct this situation, in October, 1997, James L. Copland, the Chairman of the Board, President, Treasurer and Chief Executive Officer of the Company, turned in 1,500,000 shares of common stock owned by him to allow the Company to issue common stock in conversion of preferred shares. Subsequently, and in return therefore, the Board of Directors voted to issue Mr. Copland 15 shares of $100,000 face value preferred stock. The Board of Directors determined this was a fair price for the surrender of the 1,500,000 shares based on the fact that prior offers by other shareholders would have been sufficient at a substantially higher cost to the Company if it had accepted these offers and due to the fact the return of the shares resulted in reducing the outstanding convertible preferred shares. The preferred shares are convertible into common stock at the rate of 12 shares for every $1 of face value of the Series B Preferred stock. In addition, the President received $150,000 in cash for the additional 148,444 shares returned.

     In December, 1999, the Company undertook a sale of warrants to the selling shareholders of as discussed herein. The selling shareholders are accredited investors. There were no underwriters involved. The transfer was exempt from registration under Sections 4(2) and 4(6) of the Securities Act.

     In December, 1999, the Company undertook the offering of Units consisting of common stock and warrants to Accredited Investors at $.80 per Unit. Units consist of one (1) share of common stock and one-third (1/3) of a warrant to buy one (1) share of common stock, at an exercise price of $1.00 per share. The offering is being made by the Company through Taylor Stuart Financial in Long Island, New York. There is no underwriting discount. The Company intends to raise one million dollars ($1,000,000) in this offering and to date has raised approximately $570,000.

     The Company believes all of the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unrelated third parties. The Company intends to continue to require any future transactions with affiliated parties be on such terms and approved by a majority of the disinterested directors.

PROXY APPROVAL

     In July of 1998 shareholders of the Company approved two Motions. The first, to increase the number of authorized shares by 50,000,000, bringing the total to 75,000,000. The second motion approved by the shareholders was a reverse stock split. On April 23, 1999 the Company initiated a reverse stock split in a ratio of one (1) new share for eighteen (18) of its shares of common stock.

                              SELLING SHAREHOLDERS

     The following table shows information regarding the selling shareholders. None of the Selling Shareholders held, and do not presently hold, any position with HPI. HPI will not retain any of the proceeds from the sale of the shares of common stock.

                                        Shares Owned        Shares to be Sold
   Name                               Before Offering       in This Offering
   ----                               ---------------       ----------------
Maslo Fund. Ltd.                           333,334              333,334
Star High Yield Management Fund            333,334              333,334
Leib Stein                                 333,334              333,334

                              PLAN OF DISTRIBUTION

     The common stock offered by this registration statement is being offered on behalf of the selling stockholders. This common stock may be sold or distributed from time to time by the selling stockholders, or by others who received the offered shares from selling stockholders. These sales may be directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

*    ordinary brokers' transactions;

* transactions involving cross or block trades or otherwise on the OTC Bulletin Board;

* purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts by this prospectus;

* "at the market" to or through market makers or into an existing market for the common stock;

* in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

* through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

*    in privately negotiated transactions; to cover short sales; or

*    any combination of the foregoing.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered shares owned by them, and the pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's offered shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' offered shares will decrease as and when they take these actions. The plan of distribution for selling stockholders' offered shares sold will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders. In addition, a selling stockholder may, from time to time, sell short HPI's common stock, and then this prospectus may be delivered in connection with the short sales and the offered shares may be used to cover the short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling stockholder, including, without limitation, in connection with distributions of the common stock by broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the offered shares to the broker-dealers, who may then resell or otherwise transfer the offered shares. A selling stockholder may also loan or pledge the offered shares to a broker-dealer and the broker-dealer may sell the offered shares so loaned or upon a default may sell or otherwise transfer the pledged offered shares.

     Brokers, dealers, underwriters or agents participating in the distribution of the offered shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom these broker-dealers may act as agent, or to whom they may sell as principal, or both. compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, or the Securities Act, and any commissions they receive and proceeds of any sale of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither HPI nor any selling stockholder can presently estimate the amount of this compensation. HPI knows of no existing arrangements between any selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the offered shares.

     HPI will pay all of the expenses incident to the registration, offering and sale of the offered shares to the public. No negotiations with underwriters, broker-dealers or agents, have been made.

     HPI has advised the selling stockholders that while they are engaged in a distribution of the offered shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With some exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the offered shares.

                          DESCRIPTION OF CAPITAL STOCK

     HPI is authorized to issue up to 33,332,747 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $.0001 per share, of which approximately 4,661,056 shares of common stock were outstanding as of February 28, 2000, and no preferred stock currently are presently outstanding (See "Preferred Stock" below). The following is a summary of the material terms of our common stock, preferred stock and warrants.

COMMON STOCK

     Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of HPI, the holders of common stock are entitled to share ratably in all assets of HPI which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares being sold in this offering will be, when issued and delivered, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Arizona, but without further action by HPI's stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

     The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HPI.

     There is no preferred stock presently outstanding

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our stock may fall as a result of sales of a large number of shares of common stock in the market after this offering or the perception that sales could occur.

     There are approximately 4,651,066 shares of common stock outstanding. As of February 28, 2000, 1,613,025 of these shares are fully transferable without restriction or further registration under the Securities Act or are eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

The other 3,038,041 shares are restricted and may be resold only if registered under the Securities Act or if transferred pursuant to an exemption from registration, including resales pursuant to Rule 144 and Regulation S under the Securities Act.

     Generally,   under  Rule  144  as  currently  in  effect,  subject  to  the satisfaction of conditions set forth in the rule, a person, including an affiliate of HPI, after at least one year has elapsed from the sale by HPI of the restricted securities may sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the common stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. After a period of two years have elapsed from the date of sale of the restricted securities by HPI or an affiliate thereof, any person who has not been an affiliate of HPI for at least three months, will be entitled to sell restricted shares under Rule 144 without regard to the volume limitations described above.

     An undetermined amount of shares of common stock may be issued upon exercise of outstanding employee stock options and for issuance pursuant to options available for future grant under our stock option plans.

                                  LEGAL MATTERS

     Some legal matters with respect to the shares of Common Stock offered hereby have been passed upon for HPI by A. F. Schaffer, P.C., 7537 East McDonald Drive. Scottsdale, Arizona, 85250.

                                     EXPERTS

     The consolidated financial statements and schedules of the Company included in this prospectus and in this Registration Statement for the year ended April 30, 1999 have been audited by King, Weber & Associates, P.C., independent public accountants. The report for fiscal year-end 1998 was audited by Evers & Company, Ltd., independent public accounts. The reports of both firms included in this prospectus and the Registration Statement in reliance upon their authority as experts in accounting and auditing.

     Both audit reports contain statements regarding uncertainty about the Company's ability to continue as a growing concern.

                                 INDEMNIFICATION

     The articles of incorporation of HPI provides that all directors, officers, employees and agents of HPI shall be entitled to be indemnified by HPI to the fullest extent permitted by law. The incorporation also provides as follows:

     The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the Expenses, liabilities, or other matters referred to therein or covered thereby. Such right to indemnification or advancement of Expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of Expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HPI pursuant to the foregoing provisions, or otherwise, HPI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and IS, therefore, unenforceable.

                     WHERE YOU CAN FIND FURTHER INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the SEC's Regional Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. COPIES of these materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the SEC's Web site at http://www.sec.gov.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

     We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus IS accurate as of any date other than the date on the front of the document.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR, ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            SC&T INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
JANUARY 31, 2000
  Consolidated Balance Sheet ............................................  F-2
  Consolidated Statements of Operations .................................  F-3
  Consolidated Statements of Cash Flows .................................  F-4
  Notes to Financial Statements .........................................  F-5

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED
APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998
  Independent Auditors' Report ..........................................  F-8
  Consolidated Balance Sheet ............................................  F-9
  Consolidated Statements of Operations .................................  F-10
  Consolidated Statements of Comprehensive Income .......................  F-11
  Consolidated Statements of Stockholders' Equity .......................  F-12
  Consolidated Statements of Cash Flows .................................  F-13
  Notes to Financial Statements .........................................  F-15

CONSOLIDATED FINANCIAL STATEMENTS FOR THE TEN MONTHS ENDED
APRIL 30, 1998 AND THE YEAR ENDED JUNE 30, 1997
  Independent Auditors' Report ..........................................  F-24
  Consolidated Balance Sheet ............................................  F-25
  Consolidated Statements of Operations .................................  F-26
  Consolidated Statements of Stockholders' Equity .......................  F-27
  Consolidated Statements of Cash Flows .................................  F-28
  Notes to Financial Statements .........................................  F-29

                              HOT PRODUCTS, INC.COM
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                               January 31, 2000
                                                               -----------------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                        $     15,141
  Accounts receivable - Net                                              12,756
  Inventories                                                           100,000
  Prepaid expenses and other assets                                      13,627
                                                                   ------------
     Total current assets                                               141,524

Property and equipment, Net                                             351,242
Other assets                                                             47,742
                                                                   ------------

TOTAL ASSETS                                                       $    540,508
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $    467,536
  Accrued liabilities                                                   149,034
  Advances from factor                                                   12,984
  Capital lease obligations - current portion                            12,466
                                                                   ------------
     Total current liabilities                                          642,020

Contingent Liability                                                    113,069
Disputed Trade Account Payable                                          805,070
                                                                   ------------

     TOTAL LIABILITIES                                                1,560,159
                                                                   ------------

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 33,332,747 shares
   authorized, 5,143,664 issued and outstanding                          51,437
  Paid in capital                                                    16,496,130
  Accumulated deficit                                               (17,567,218)
                                                                   ------------
     TOTAL STOCKHOLDERS' EQUITY                                      (1,019,651)
                                                                   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $    540,508
                                                                   ============

   The accompanying notes are an integral part of these financial statements

                     HOT PRODUCTS, INC.COM
              CONSOLIDATED STATEMENTS OF OPERATIONS
                          (UNAUDITED)

                                                    Three Months Ended              Nine Months Ended
                                                ---------------------------     ---------------------------
                                                 January 31,     January 31,    January 31,     January 31,
                                                    2000            1999           2000            1999
                                                -----------     -----------     -----------     -----------
NET SALES                                       $   118,083     $ 1,067,454     $   448,406     $ 3,098,295

COST OF SALES                                        81,420         587,004         406,762       1,844,047
                                                -----------     -----------     -----------     -----------
     Gross profit                                    36,663         480,450          41,644       1,254,248
                                                -----------     -----------     -----------     -----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
 Salaries and benefits expense                      118,222         327,099         405,988         984,827
 Selling and promotion expense                       35,834         424,190         211,913         775,360
 Office and administrative expense                  182,848         272,291         536,779         958,131
 Research and development expense                    11,441          19,111          14,591          55,726
 Consulting fees                                      6,750          16,669           7,500          19,644
                                                -----------     -----------     -----------     -----------
     Total selling, general and
      administrative expenses                       355,095       1,059,360       1,176,771       2,793,688
                                                -----------     -----------     -----------     -----------
LOSS FROM OPERATIONS                               (318,432)       (578,910)     (1,135,127)     (1,539,440)
                                                -----------     -----------     -----------     -----------
OTHER (INCOME) AND EXPENSES
 Loss On Proposed Acquisition                             0               0         402,000               0
 Interest income                                         (6)              0            (803)         (3,720)
 Bad Debt Expense                                    36,284               0          36,284               0
 Other (Income)/Expenses                           (217,786)         (5,919)       (265,063)         (5,919)
 Costs Associated with Discontinued
  Product Line (Note IV)                            957,614               0         957,614               0
 Interest expense and factoring charges               4,236          65,475          16,514          69,737
 Royalty income                                     (68,583)        (21,659)       (120,540)       (133,860)
                                                -----------     -----------     -----------     -----------

Total other (income)/expense                        711,759          37,897       1,026,006         (73,762)
                                                -----------     -----------     -----------     -----------

NET INCOME (LOSS)                               $(1,030,191)    $  (616,807)    $(2,161,133)    $(1,465,678)
                                                ===========     ===========     ===========     ===========

NET (LOSS) PER COMMON SHARE                     $     (0.25)    $     (0.18)    $     (0.60)    $     (0.43)
                                                ===========     ===========     ===========     ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        4,081,931       3,351,064       3,594,686       3,351,064
                                                ===========     ===========     ===========     ===========

    The accompanying notes are an integral part of these financial statements

                                   HOT PRODUCTS, INC.COM
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (UNAUDITED)

                                                                   Three Months Ended
                                                                       January 31,
                                                               ---------------------------
                                                                   2000             1999
                                                               -----------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $(1,030,191)      $(616,807)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization                                    44,000          52,010
   Non cash expenses                                               258,834          46,992
  Changes in assets and liabilities:
   Accounts receivable                                             177,337         120,352
   Inventories                                                     942,098         273,587
   Prepaid expenses and other current assets                       (87,527)         99,636
   Other assets                                                       (625)              0
   Accounts payable                                             (1,571,704)        (11,739)
   Accrued liabilities                                             (94,696)         82,690
   Long Term Liabilities                                           805,070         113,069
                                                               -----------       ---------
       Net cash (used in) provided by operating activities        (557,404)        159,790
                                                               -----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                (2,426)              0
                                                               -----------       ---------
       Net cash (used in) provided by investing activities          (2,426)              0
                                                               -----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of Common Stock                                             584,000               0
  Payment of capital lease obligations                              (2,555)              0
  Advances from (repayments to) factor                              (7,045)       (183,868)
                                                               -----------       ---------
       Net cash (used in) provided by financing activities         574,400        (183,868)
                                                               -----------       ---------

INCREASE (DECREASE) IN CASH AND EQUIVALENTS                         14,570         (24,078)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                              571          74,997
                                                               -----------       ---------

CASH AND EQUIVALENTS, END OF PERIOD                            $    15,141       $  50,919
                                                               ===========       =========

 The accompanying notes are an integral part of these financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INTERIM REPORTING

     The  accompanying  unaudited  Consolidated  Financial  Statements  for  Hot
Products, Inc.com (the "Company") have been prepared in accordance with the generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the financial positon, results of operations, and cash flows for the periods presented have been made. The results or operationsfor the three month period ended January 31, 2000 is not necessarily indicative of the operating results that may be expected for the entire fiscal year ending April 30, 2000.

RECLASSIFICATION

     Certain prior period amounts have been reclassified to conform to the current period presentation. Common Stock

     On October 22, 1997, the Company's shares of common stock, which were traded under the symbol SCTI, were de-listed from the NASDAQ small cap market. This action was taken as a direct result of the Company's failure to meet the filling requirement as stated in marketplace Rule 431 ( c ) ( 14 ). the failure to meet the filing requirement was the result of the untimely resignation of the Company's accounting firm, Toback & Company. The Company has since complied with all reporting requirements in a timely manner. The Company has completed and filed it's 10K report for the year ending April 30, 1999. Proxy Approval

     In July, 1998 shareholders of the Company approved two motions. The first, to increase the number of authorized shares by 50,000,000 bringing the total to 75,000,000. The second motion approved was a reverse split. On April 23, 1999 The Company initiated a reverse stock split in a ratio of one (1) new share for eighteen (18) of its shares of common stock.

COMMITMENTS AND CONTINGENCIES - OPERATING LEASES

     In February 1999, the Company relocated operations to a new location. The Company has a three year lease on 8,500 square feet of office and warehouse space located at Scottsdale Airpark in Scottsdale, Arizona. The lease commenced on March 1, 1999 and expires on February 28, 2002.

2. ORGANIZATION AND BASIS OF PRESENTATION

     Hot Products Inc.com (the Company) was formed in June of 1993 for the purpose of developing niche products for the OEM and Retail segments of the PC and Video gaming arenas. In late 1999, due to continued competition and a very unprofitable retail arena, the Company decided to exit these categories, in favor of newer, more profitable product opportunities.

     Hot Products commenced the development of an entire line of innovative and comprehensive Road Emergency, Automotive Survival and Outdoor Survival products. The Company also channeled its past accessory electronics design expertise towards supporting the burgeoning NUON enhanced DVD Player and Set Top Box segments of the retail OEM channels. NUON is a technology developed by VM Labs, Inc. of Mountain View, CA.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION - The consolidated financial statements include the accounts and activities of Hot Products, Inc.com and its wholly owned subsidiaries, SC&T Europe, Limited (United Kingdom), SC&T Asia, Limited (Hong Kong). All significant intercompany transactions and balances have been eliminated in consolidation. In November of 1999 the Company closed it's UK subsidiary. Costs and write down of closure are accounted for as an Extraordinary Item in the Statement of Operations.

Cash and cash equivalents - Includes all short-term highly liquid investments readily convertible to known amounts of cash and have original maturities of three months or less. Inventories - Due to the Company's decision to exit the retail market for which it had been manufacturing and selling products, the Company has elected to write down and write off much of its inventory to ensure that the remaining product is properly valued at current market conditions going forward.

Property and equipment - Are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 10 years. Depreciation expense is not recorded for tooling acquired and not yet been placed in service.

REVENUE RECOGNITION - The Company recognizes revenue when the product is shipped. Research and development - The costs for new products are expensed as incurred.

Income taxes - The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which among other things, requires recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statement.

FOREIGN CURRENCY TRANSLATION - The foreign subsidiaries maintain their financial statements in the local currencies which have been determined to be the functional currencies. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the year. Related translation adjustments are reported as a separate component of stockholder's equity whereas, gains and losses resulting from foreign currency transactions are included in the results of operations.

FINANCIAL INSTRUMENTS - Financial instruments consist primarily of cash, accounts receivable, and obligations under accounts payable, accrued expenses, advances from factor, and capital lease instruments. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and advances from factor approximate fair value because of the short term maturity of those instruments. The carrying value of the Company's capital lease arrangements approximates fair value because the instruments were valued at the retail cost of the equipment at the time the Company entered into the arrangements.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

4. DISCONTINUED PRODUCT LINES

     The Company redirected it's focus away from the PC and Video game products to products such as interactive DVD players and set-top boxes based on NUON technology. The Company has also developed and will start to market a line of Road Emergency and Outdoor Survival kits. The Company has closed its UK subsidiary. To reflect the unusual nature of this change in business strategy the Company has included in it's Statement of Operations a line item, Costs Associated with discontinued product line, which reflects the affect of these changes. Included in this category are the following items.

     Write down of inventory to estimated
     Net Realizable Value                                             $ 736,383
     Write down of assets of closed subsidiary and related
       charges (Net of estimated salvage value)                       $ 221,231
                                                                      ---------
             Total                                                    $ 957,614
                                                                      =========

     This matter was not accounted for as a disposal or abandonment of a business segment as we will remain in the consumer electronics business but will focus on NUON products. We will continue to manufacture and sell certain of our existing product lines but are seeking different distribution channels. We will utilize many of our existing tools and molds.

5. INVENTORIES

     Current inventory of products has been written down to reflect market value. The Company anticipates sale of the remaining inventory but can not be certain as to the selling price, which maybe made below cost. Due to this uncertainty management has elected to reduce carrying value to $100,000. This reflects the best estimate of management as to the net realizable value of all inventory still held by the Company.

6. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at January 31, 2000:

     Office furniture and equipment                                   $ 267,851
     Tools, dies and molds                                              528,030
     Computer equipment                                                 136,224
     Warehouse equipment                                                 11,303
                                                                      ---------
     Total                                                            $ 943,408
     Less accumulated depreciation and amortization                    (592,166)
                                                                      ---------
     Property and equipment - net                                     $ 351,242
                                                                      =========

     All assets of UK subsidiary have been written off to reflect the change in business strategy.

7. ADVANCES FROM FACTOR

     The Company entered into a factoring agreement in October 1998. The terms of the agreement provide for advances up to 75% of receivables factored and a 2% discount payable upon submission of invoices to factor. A discount fee of 10% per day up to 90 days is charged from date of advance until payment by customer. A 15% fee is charged for account unpaid after 90 days. Credit risk remains with the Company except for account debtor bankruptcy. The agreement is secured by all accounts receivable whether or not specifically purchased by the factor. The balance at January 31, 2000 of $12,984 represents funds advanced in excess of customer payments received by factor and allowance reserve maintained by factor.

8. DISPUTED TRADE ACCOUNT PAYABLE

     We are disputing the balance recorded as due to one of our Asian suppliers. We believe the supplier failed to comply with certain terms of its agreement and failed meet to production obligations. We are currently negotiating with the supplier.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
SC&T International, Inc.
Scottsdale, Arizona:

We have audited the consolidated balance sheet of SC&T International, Inc. and subsidiaries (the "Company"), as of April 30, 1999 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of SC&T Europe Limited, a wholly owned subsidiary, which statements reflect total assets of $1,280,739 as of March 31, 1999 and total revenues of $1,372,134 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SC&T Europe Limited, is based solely on the report of the other auditors. The auditors for SC&T Europe Limited issued an adverse opinion due to uncertainties regarding the subsidiary's ability to continue as a going concern and lack of evidence that the parent company will provide sufficient financial support.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SC&T International, Inc. and subsidiaries as of April 30, 1999 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit of $390,744 at April 30, 1999 and has experienced significant operating losses with uncertain cash flow to service trade debt and operating expenses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


KING, WEBER & ASSOCIATES, P.C.
Tempe, Arizona
July 20, 1999

                            SC&T INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1999

ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                       $    207,198
 Accounts receivable (net of $339,453 allowance)                      400,100
 Inventories                                                        1,413,069
 Prepaid expenses and other assets                                    189,759
                                                                 ------------
      Total current assets                                          2,210,126

PROPERTY AND EQUIPMENT, net                                           494,495

OTHER ASSETS                                                           23,471
                                                                 ------------
TOTAL ASSETS                                                     $  2,728,092
                                                                 ============
LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
 Accounts payable                                                $  2,265,871
 Accrued liabilities                                                  257,795
 Advances from factor                                                  68,737
 Capital lease obligations - current portion                            8,467
                                                                 ------------
      Total current liabilities                                     2,600,870

CAPITAL LEASE OBLIGATIONS - long-term portion                          15,327
                                                                 ------------
      Total liabilities                                             2,616,197
                                                                 ------------
STOCKHOLDERS' EQUITY:
 Preferred stock, $.0001 par value 3,000,000 shares
  authorized, none issued
 Common stock, $.01 par value, 33,332,747 shares
  authorized, 3,351,064 issued and outstanding                         33,512
 Paid in capital                                                   15,478,055
 Currency translation                                                   2,527
 Accumulated deficit                                              (15,402,199)
                                                                 ------------
      Total stockholders' equity                                      111,895
                                                                 ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  2,728,092
                                                                 ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998


                                                       1999             1998
                                                       ----             ----

NET SALES                                          $ 3,405,313      $ 4,733,558

COST OF SALES
 Cost of sales                                       3,039,341        3,424,081
 Inventory adjustment to net realizable value               --          834,900
                                                   -----------      -----------
                                                     3,039,341        4,258,981
                                                   -----------      -----------

      Gross profit                                     365,972          474,577
                                                   -----------      -----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
 Salaries and benefits expense                         724,519        1,140,345
 Selling and promotion expense                       1,144,462        1,072,065
 Office and administrative expense                   1,759,036        1,705,369
 Research and development expense                       53,226          317,593
 Consulting fees                                            --          120,005
                                                   -----------      -----------
      Total selling, general and
        administrative expenses                      3,681,243        4,355,377
                                                   -----------      -----------

LOSS FROM OPERATIONS                                (3,315,271)      (3,880,800)
                                                   -----------      -----------
OTHER (INCOME) AND EXPENSES
 Interest income                                        (3,915)         (17,125)
 Interest expense and factoring charges                198,881           47,081
 Royalty income                                       (144,065)              --
 Gain on disposition of equipment
   and sale lease back                                (110,227)              --
 Gain from legal settlement                                 --       (1,825,000)
                                                   -----------      -----------

      Total other expenses                             (59,326)      (1,795,044)
                                                   -----------      -----------

NET LOSS                                           $(3,255,945)     $(2,085,756)
                                                   ===========      ===========
NET LOSS PER COMMON SHARE
 Basic                                             $     (2.10)     $     (1.61)
                                                   ===========      ===========
 Diluted                                           $     (2.10)     $     (1.61)
                                                   ===========      ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 Basic                                               1,554,018        1,296,972
                                                   ===========      ===========
 Diluted                                             1,554,018        1,296,972
                                                   ===========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
     FOR THE YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998


                                                  1999              1998
                                                  ----              ----
NET LOSS                                       $(3,255,945)     $(2,085,756)

OTHER COMPREHENSIVE INCOME (LOSS)

  Foreign currency translation adjustments          57,240           19,538
                                               -----------      -----------
  Total Other Comprehensive Income                  57,240           19,538
                                               -----------      -----------
COMPREHENSIVE INCOME (LOSS)                    $(3,198,705)     $(2,066,218)
                                               ===========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR THE YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998

                                             Common Stock            Preferred Stock        Additional
                                      -------------------------   ----------------------      Paid-in
                                        Shares        Amount      Shares        Amount        Capital
                                        ------        ------      ------        ------        -------
BALANCE JUNE 1, 1997                  23,135,273    $ 231,353      718      $         7    $14,959,622
 Conversion of preferred stock         5,450,000       54,500     (545)              (5)       (54,495)
 Conversion of president's common
   stock to Series B preferred        (1,648,444)     (16,484)      15        1,500,000     (1,633,516)
 Cancellation of treasury stock       (3,783,145)     (37,831)                                   8,416
 Currency translation
 Net loss
                                     -----------    ---------     ----      -----------    -----------

BALANCE APRIL 30, 1998                23,153,684    $ 231,538      188      $ 1,500,002    $13,280,027
 Conversion of Series A preferred      2,964,584       29,646     (173)              (2)       (29,644)
 Conversion of Series B preferred     18,000,000      180,000      (15)      (1,500,000)     1,320,000
 Reverse stock split (1 for 18)      (41,667,204)    (416,672)                                 416,672
 Stock issued for cash                   900,000        9,000                                  491,000
 Currency translation
   Net loss
                                     -----------    ---------     ----      -----------    -----------

BALANCE APRIL 30, 1999                 3,351,064    $  33,512        0      $        --    $15,478,055
                                     ===========    =========     ====      ===========    ===========

                                         Treasury Stock
                                    ----------------------     Currency     Accumulated
                                     Shares        Amount     Translation     Deficit         Total
                                     ------        ------     -----------     -------         -----
BALANCE JUNE 1, 1997                (200,000)     $(29,415)     $(74,251)   $(10,060,498)   $5,026,818
 Conversion of preferred stock                                                                      --
 Conversion of president's common
   stock to Series B preferred                                                                (150,000)
 Cancellation of treasury stock      200,000        29,415                                          --
 Currency translation                                             19,538                        19,538
 Net loss                                                                     (2,085,756)   (2,085,756)
                                    --------      --------      --------    ------------    ----------

BALANCE APRIL 30, 1998                     0      $     --      $(54,713)   $(12,146,254)   $2,810,600
 Conversion of Series A preferred                                                                   --
 Conversion of Series B preferred                                                                   --
 Reverse stock split (1 for 18)                                                                     --
 Stock issued for cash                                                                         500,000
 Currency translation                                             57,240                        57,240
   Net loss                                                                   (3,255,945)   (3,255,945)
                                    --------      --------      --------    ------------    ----------

BALANCE APRIL 30, 1999                     0      $     --      $  2,527    $(15,402,199)   $  111,895
                                    ========      ========      ========    ============    ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
         YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998

                                                                      1999              1998
                                                                   -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $(3,255,945)     $(2,085,756)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization                                      216,048          141,055
    Amortization of deferred gain on sale leaseback                   (145,864)         (13,252)
    Loss on disposal of property and equipment                           6,228
    Litigation settlement expense
  Changes in assets and liabilities:
    Accounts receivable                                                354,808          101,400
    Inventories                                                        663,836          417,884
    Prepaid expenses and other current assets                          (59,325)           2,690
    Other assets                                                       141,317         (150,342)
    Accounts payable                                                   959,690          428,052
    Accrued liabilities                                                 68,853          (12,830)
                                                                   -----------      -----------
          Net cash (used in) provided by operating activities       (1,050,354)      (1,171,099)
                                                                   -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale leaseback of building                                  --        1,408,577
  Proceeds from sale of property and equipment                          13,486
  Purchase of property and equipment                                   (60,591)        (412,121)
                                                                   -----------      -----------
          Net cash (used in) provided by  investing activities         (47,105)         996,456
                                                                   -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash payment for stock acquired from president                            --         (150,000)
  Currency translation                                                      --           19,538
  Payment of capital lease obligations                                 (10,330)          (8,225)
  Proceeds from issuance of common stock                               500,000
  Advances from (repayments to) factor                                 (47,515)         116,252
                                                                   -----------      -----------
          Net cash provided by (used in) financing activities          442,155          (22,435)
                                                                   -----------      -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    942               --

DECREASE IN CASH AND EQUIVALENTS                                      (655,304)        (197,078)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                              861,560        1,058,638
                                                                   -----------      -----------

CASH AND EQUIVALENTS, END OF PERIOD                                $   207,198      $   861,560
                                                                   ===========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
         YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998


                                                      1999        1998
                                                      ----        ----
SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid                                 $ 196,400    $ 47,081
                                                   =========    ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     Purchase of equipment under capital lease                  $ 11,303
                                                                ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
         YEAR ENDED APRIL 30, 1999 AND TEN MONTHS ENDED APRIL 30, 1998


1.   ORGANIZATION AND BASIS OF PRESENTATION

     SC&T International, Inc. (the "Company") was formed in 1993 for the purpose of developing and marketing accessory and peripheral products for the computer and video game industries. The Company's primary product line, steering wheels and foot controls for racing games, use infrared connections, eliminating the need for computer cable hook-up directly to the personal computers. Its products are compatible with SEGA, Nintendo and Sony Playstation games. The Company also markets audio speakers for PC's. The Company's customers include many of the major electronics retailers in the United States and overseas. A substantial portion of the Company's revenue is generated internationally. It has wholly owned subsidiaries in the United Kingdom and Hong Kong.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying balance sheet, the Company had negative working capital of $390,744 at April 30, 1999 and continues to suffer material operating losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow from profitable operations or raise adequate capital to meet its obligations on a timely basis. The Company is attempting to raise equity capital and is pursuing other operating alliances to enhance its sales volume and profitability. However, there can be no assurances that the Company will be successful with these attempts.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION - The consolidated financial statements include the accounts and activities of SC&T International, Inc. and its wholly owned subsidiaries, SC&T Europe, Limited (United Kingdom), SC&T Asia, Limited (Hong Kong) and SC&T Europe, NV (Belgium), SC&T America, Inc. and SC&T Racing Enterprises, Limited. SC&T America, Inc. and SC&T Racing Enterprises, Limited are dormant entities with no material assets or liabilities. SC&T Europe, NV wound up its operations during the ten month period ended April 30, 1998 and the remaining net assets of the Belgium entity were transferred to SC&T Europe, Limited on September 1, 1998. All significant intercompany transactions and balances have been eliminated in consolidation. SC&T Europe, Limited has a fiscal year end of March 31, 1999. The effect of the one month intervening period is not material.

     CASH AND CASH EQUIVALENTS includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

     INVENTORIES are stated at the lower of cost (first-in, first-out) or market. Allowances are made for returned inventory to reflect estimated net realizable value of those items.

     PROPERTY  AND  EQUIPMENT  are  recorded  at  cost  and   depreciated  on  a
     straight-line basis over the estimated useful lives of the assets ranging from 3 to 10 years. Depreciation expense is not recorded for tooling acquired and not yet been placed in service.

     REVENUE RECOGNITION - The Company recognizes revenue when the product is shipped. Products have warranties covering defects. Certain customers have arrangements that provide the right to return unsold merchandise. The Company provides an allowance to reflect estimated returns of product from customers and warranty costs. The Company may also provide price protection to certain customers. The Company records the price protection as a reduction of revenue at the time of the price reduction.

RESEARCH AND DEVELOPMENT COSTS FOR NEW PRODUCTS ARE EXPENSED AS INCURRED.

ADVERTISING COSTS, WHICH INCLUDE THE COSTS OF SPONSORING RACING EVENTS, ARE EXPENSED AS INCURRED. ADVERTISING EXPENSE FOR THE YEAR ENDED APRIL 30, 1999 AND THE TEN MONTHS ENDED APRIL 30, 1998 WAS APPROXIMATELY $332,000 AND $570,000, RESPECTIVELY.

     INCOME TAXES - The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109,
     ACCOUNTING FOR INCOME TAXES, which among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

     FOREIGN CURRENCY TRANSLATION - The foreign subsidiaries maintain their financial statements in the local currencies which have been determined to be the functional currencies. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas, gains and losses resulting from foreign currency transactions are included in the results of operations.

     FINANCIAL INSTRUMENTS - Financial instruments consist primarily of cash, accounts receivable, and obligations under accounts payable, accrued expenses, advances from factor, and capital lease instruments. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and advances from factor approximate fair value because of the short maturity of those instruments. The carrying value of the Company's capital lease arrangements approximates fair value because the instruments were valued at the retail cost of the equipment at the time the Company entered into the arrangements.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     LOSS PER SHARE - Basic loss per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is computed using the weighted average number of shares of common stock plus dilutive potential common shares outstanding for the period.

3.   INVENTORIES

     Inventories consisted of the following at April 30, 1999:

            Finished goods                                           $1,305,750
            Advances on purchases of inventory                          138,747
            In-transit items                                             73,568
            Allowance for obsolescence                                 (104,996)
                                                                     ----------

                  Total inventory                                    $1,413,069
                                                                     ==========

     Advances on purchases of inventory are for inventory currently being manufactured or anticipated to be manufactured in the near future. The Company relies on a limited number of suppliers and one primary manufacturer for the production of its products. Its suppliers and manufacturer are located in Hong Kong, China and Taiwan.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at April 30, 1999:

            Office furniture and equipment                            $294,448
            Tools, dies and molds                                      508,830
            Computer equipment                                         168,881
            Warehouse equipment                                         11,303
                                                                      --------
            Total                                                      983,462
            Less accumulated depreciation and amortization             488,967
                                                                      --------

            Property and equipment - net                              $494,495
                                                                      ========

5.   ADVANCES FROM FACTOR

     In May 1998, the Company changed factors which resulted in an early termination penalty of $12,000 to the prior factor. The new factoring arrangement provided for a fee equal to 1.5% of all invoices factored plus interest equal to the bank's base rate plus 2% on all outstanding balances advanced. The factor assumed credit risk related to receivables factored, however, the Company was responsible for all customer disputes and counterclaims. The agreement was secured by accounts receivable, inventory, certain other assets of the Company and the personal guarantees of certain officers.

     The Company entered into an agreement with another new factor in October 1998. The terms of the agreement provide for advances up to 75% of receivables factored and a 2% discount payable upon submission of invoices to factor. A discount fee of 10% per day up to 90 days is charged from date of advance until payment by customer. A 15% fee is charged for accounts unpaid after 90 days. Credit risk remains with the Company except for account debtor bankruptcy. The agreement is secured by all accounts receivable whether or not specifically purchased by the factor. The balance at April 30, 1999 of $68,737 represents funds advanced in excess of customer payments received by factor and allowance reserve maintained by factor.

6.   INCOME TAXES

     The Company recognizes deferred income taxes for the differences between financial accounting and tax bases of assets and liabilities. Income taxes for the year ended and ten months ended April 30, 1999, and 1998, respectively, consisted of the following:

                                                       1999           1998
                                                    -----------    -----------
           Current tax provision (benefit)          $(1,370,442)   $(1,420,000)
           Deferred tax provision (benefit)           1,370,442      1,420,000
                                                    -----------    -----------
           Total income tax provision (benefit)     $         0    $         0
                                                    ===========    ===========


     There was no deferred tax liability at April 30, 1999. There was a deferred tax asset of $6,570,441 at April 30, 1999, which consists of the following:

           Net operating loss carryforwards        $ 6,342,345
           Allowance for doubtful accounts             135,781
           Accrued compensation                         10,317
           Inventory reserves                           41,998
           Property and equipment                       40,000
                                                   -----------
                    Subtotal                         6,570,441

           Valuation allowance                      (6,570,441)
                                                   -----------
                    Total                          $         0
                                                   ===========

     Deferred income taxes for the year ended April 30, 1999, primarily relate to temporary differences for the increase in the valuation allowance for the deferred income tax asset related to the net operating loss carryforward of $1,622,345 less reversal of temporary differences in the allowances for doubtful accounts and inventory reserves of $251,904.

     The Company files a consolidated income tax return in the United States. There is no effect of foreign income taxes since the foreign subsidiaries incurred operating losses for income tax purposes. Any effect of foreign income taxes would be recognized in the U.S income tax return.

     Net operating loss carryforwards expire from 2010 through 2018.

         A  reconciliation  for  the  differences   between  the  effective  and
statutory income tax rates is as follows:

                                                                1999
                                                         ------------------
           Federal statutory rates                       $(1,107,021)   (34)%
           State income taxes - net of federal benefit      (260,476)    (8)%
           Valuation allowance for operating loss
            carryforwards                                  1,370,441     42%
           Other                                              (2,944)    --%
                                                         -----------    ---
                 Effective rate                          $         0      0%
                                                         ===========    ===

7.   LEASES

     OPERATING LEASES

     The Company leases its facilities and certain office equipment under long-term operating leases that expire through February 2002. Rent expense under these leases was approximately $256,000 and $216,000 for the year ended April 30, 1999 and ten months ended April 30, 1998, respectively. Minimum annual lease payments under these agreements are as follows:

            Years ended April 30:
                 2000                                        $211,071
                 2001                                         100,389
                 2002                                          73,000
                                                             --------
                 Total                                       $384,460
                                                             ========

     On July 1, 1997, the Company completed a sales-leaseback transaction involving the land and building on which the Company's former headquarters were located. The sales price of the property was $1,500,000 which resulted in a gain of approximately $159,000 that was being deferred and amortized over the lease term. The leaseback was for a ten-year period and granted the Company the right of first refusal to purchase the building. The Company terminated the lease in February 1999, in an agreed-upon settlement with the landlord and moved to new headquarters under a three year lease. The remaining unamortized gain of $145,864 was recognized in 1999 offset by the loss of the security deposits of approximately $38,000.

     CAPITAL LEASES

     The Company leases office and warehouse equipment under capital leases expiring through 2001. Minimum required lease payments under the lease agreements for the years ending April 30 are as follows:

                2000                                        $15,333
                2001                                         11,643
                                                            -------

                Total future minimum lease payments          26,976
                Less amount representing interest             3,182
                                                            -------

                Total future minimum lease payments-net      23,794
                Current portion                               8,467
                                                            -------
                Long-term portion                           $15,327
                                                            =======

     Assets capitalized under the capital leases included in property and equipment balances totaled $26,104 (net of accumulated amortization of $17,030) at April 30 1999.

8.   LOSS PER SHARE

     Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted SFAS No. 128 Earnings Per Share.


                                          Income/Loss                   Shares             Per Share
                                      -------------------         -----------------      -------------
                                      1999           1998         1999         1998      1999     1998
                                      ----           ----         ----         ----      ----     ----
Net (Loss)                         $(3,255,945)   $(2,085,756)

BASIC (LOSS) EARNINGS PER SHARE:
  Income available to Common
     Shareholders                  $(3,255,945)   $(2,085,756)  1,554,018    1,296,972  $(2.10)  $ (1.61)

EFFECT OF DILUTIVE SECURITIES           N/A            N/A

DILUTED (LOSS) EARNINGS PER SHARE  $(3,255,945)   $(2,085,756)  1,554,018    1,296,972  $(2.10)  $ (1.61)

     Common equivalent shares of 1,061,444 stock options and warrants outstanding at April 30, 1999, are excluded from the computation because the effect of inclusion would be anti-dilutive. Subsequent to April 30, 1999, 1,200,000 shares of common stock were issued.

9.   STOCKHOLDERS' EQUITY

     Preferred Stock

     At April 30, 1999 all issued shares of preferred stock had been converted to common stock. During the year ended April 30, 1999, 173 shares of Series A preferred were converted to 29,646 common and 15 shares of Series B preferred were converted to 180,000 common shares.

     Common Stock

     During the year ended April 30, 1999, the Company's Board of Directors approved a reverse stock split of 1 for 18. All share amounts in the accompanying financial statements have been retroactively restated to reflect the effect of the split.

     Stock Options and Warrants

     The Company issues stock options from time to time to executives and key employees. The Company has a qualified stock option plan for its key employees, consultants and independent contractors. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and continues to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for the stock options granted. There were no options granted or vested in the year ended April 30, 1999.

     A summary of activity for the Company's stock options and warrants is presented below:

                                                                Exercise
                                                   Options        Price
                                                   -------        -----

        Options outstanding at July 1, 1997        54,167         $0.06
          Granted                                  15,000         $0.06
          Exercised                                     0
          Terminated/Expired                       (3,611)        $0.06
                                                  -------

        Options outstanding at April 30, 1998      65,556         $0.06
          Granted                                       0         $0.06
          Exercised                                     0
          Terminated/Expired                       38,889         $0.06
                                                  -------
        Options outstanding at April 30, 1999      26,667         $0.06
                                                  =======

     The option amounts and exercise prices have been adjusted to reflect the stock split that occurred in the year ended April 30, 1999.

     The Company has common stock warrants outstanding that were issued in connection with certain equity raises.

                                           Warrants      Price    Expiration
                                           --------      -----    ----------
Warrants issued in the
  initial public offering                    6,027       $0.43      June 2001
                                            28,750       $0.35    December 2000
Issued in private placement in
  the year ended April 30, 1999            600,000       $1.50      May 1999
                                           200,001       $3.00      June 1999
                                           200,001       $5.00     August 1999

10.  RELATED PARTY TRANSACTIONS

     During the ten months ended April 30, 1998, the Board of Directors forgave a receivable of approximately $38,000 from the Company's president.

     On July 1, 1997 the Company entered into a new five-year employment agreement with its Chief Executive Officer. The agreement provides for a base salary and certain benefits plus an incentive bonus to be determined at the sole discretion of the Board of Directors. As part the agreement, the officer and his wife received cash payments for accumulated accrued vacation and forgiveness of all amounts owed by them to the Company. The vacation and indebtedness were approximately $60,000 and $38,000, respectively. The agreement also contains termination provisions and a one-year non-competition clause.

11.   CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The accounts receivable balance at April 30, 1999 is comprised of accounts with three customers in the U.S. totaling a net balance of $77,000 and of the net balance in the U.K. of $323,000, approximately $144,000 is due from two customers.

      Three customers were responsible for 9% to 11% each of the Company's net revenue for the year ended April 30, 1999. The total sales to those three customers for the year ended April 30, 1999 represented approximately 30% of the net revenue for the year ended April 30, 1999.

      The Company acquires substantially all of its major product lines from one Asian manufacturer. Certain components are acquired by the Company for the manufacturer and those components can be obtained from numerous sources. The Company also licenses certain technology for one of its product lines from one licensor.

12.  LEGAL SETTLEMENT

     In May 1995, the Company filed suit against Maxi Switch and its corporate affiliates for misappropriation of trade secrets and breach of contract in connection with the Company's multimedia keyboard technology. In May 1997, a jury awarded the Company $3,000,000 plus $125,000 in attorneys' fees. The defendants had filed counterclaims for defamation, but the jury denied those counterclaims in their entirety. The defendants filed a timely Notice of Appeal in October 1997. However, in April 1998, Maxi Switch and the Company agreed to settle the claim for $1,825,000. The gain is recorded in the 1998 financial statements.

13.   COMMITMENTS AND CONTINGENCIES

      The Company has entered into royalty and license agreements that require minimum payments based on sales. If the Company does not meet those minimum sales amounts in a specified period of time, the minimum royalty or license fee must still be paid. At April 30, 1999, the Company had a minimum license fee to one licensor of $373,000 which is to be paid as related the products are sold.

      The Company wrote off a debt of $140,000 to a licensor of technology used in some of the Company's products. Management believes that the licensor illegally licensed technology that it did not own. Management does not believe that licensor has a valid claim against the Company and that it actually overpaid the licensor. The Company has not received a demand for payment from the licensor.

      Another licensor has filed a claim that the Company did not purchase a minimum amount of software under a licensing agreement. The balance of software purchases due under the agreement is approximately $40,000. If an agreement is not reached between the parties, the licensor has obtained a $33,000 judgement against the Company. The Company believes that if the licensor can provide the appropriate software, it will make those purchases.

      The Company is in a dispute with a former customer. The customer returned merchandise on a $180,000 order claiming all were defective. The Company claims that the customer returned merchandise that it alleged were defective. The Company offered to replace any defective units. The Company believes it has some defenses under the uniform commercial code. The customer has yet to specifically identify defective units. This case has been pending for two years and is scheduled for trial in October 1999. The Company is attempting to seek arbitration on this matter. Due to the status of the case, and the fact that the customer has not yet identified defective merchandise that it believes was defective, no provision for potential loss has been made in the accompanying financial statements.

      The Company is in dispute with a provider of certain technology regarding the payment of royalties. The Company has asserted that royalties were paid as required under the agreement and that the provider made material misrepresentations under the royalty agreement. The Company has filed a counterclaim. The case is set for mandatory arbitration. Management intends to vigorously defend its position in this matter. The Company has accrued $113,069 relative to this matter which represents its originally calculated royalty due to the provider.

14.  GEOGRAPHIC INFORMATION

     The Company's revenue was generated from sales in two primary geographic regions, the United States and Europe. There were no material operations in the Company's Asian subsidiary. The European operations are based out of the Company's wholly owned subsidiary in the U.K. The Company considers it products to be fall within one product line.

     The following table outlines the breakdown of sales to unaffiliated customers domestically and internationally:

                                          1999        %          1998       %
                                          ----       ---         ----      ---
     NET REVENUES
         United States                 $ 2,033,179   60%     $ 2,391,142   51%
         Europe                          1,372,134   40%       2,342,416   49%
                                       -----------           -----------
             Total                     $ 3,405,313           $ 4,733,558
                                       ===========           ===========
    NET LOSS BEFORE INCOME TAXES
         United States                 $(2,170,580)  60%     $  (901,175)  43%
         Europe                         (1,085,365)  40%      (1,184,581)  57%
                                       -----------           -----------
             Total                     $(3,255,945)          $(2,085,756)
                                       ===========           ===========
    ASSETS
         United States                 $ 1,447,353   60%     $ 3,152,827   68%
         Europe                          1,280,739   40%       1,468,987   32%
                                       -----------           -----------
             Total                     $ 2,728,092           $ 4,621,814
                                       ===========           ===========

     The Company completed the winding down of its subsidiary in Belgium in the year ended April 30, 1999. The operating results of Europe include a charge of approximately $243,000, including a charge for the cumulative translation adjustment of $51,000, related to the closing of the Belgium operations.

     The U.S. entity had sales to the U.K. subsidiary of $ 787,000 in the year ended April 30, 1999, which were eliminated in consolidation.

                                   * * * * * *

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
SC&T International, Inc.


We have audited the accompanying consolidated balance sheet of SC&T International, Inc. and subsidiaries as of April 30, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the ten month period ended April 30, 1998 and the year ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of both SC&T Europe, NV, (Belgium) and SC&T Europe, LTD., (United Kingdom), wholly-owned subsidiaries, which statements reflect total assets of $1,448,000 and total revenues of $2,343,000 for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and in our opinion, insofar as it relates to the amounts included for SC&T Europe, NV and SC&T Europe, LTD., is based solely on the report of the other auditors. The auditors of SC&T Europe, LTD., issued an adverse opinion on the subsidiary's financial statements, due to uncertainties about the Company's ability to provide the necessary financial support to the subsidiary.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SC&T International, Inc. and subsidiaries as of April 30, 1998 and the consolidated results of their operations and their cash flows for the ten months ended April 30, 1998 and the year ended June 30, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


EVERS & COMPANY, LTD

August 6, 1998
Phoenix, Arizona

                            SC&T INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 April 30, 1998


                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                       $    861,560
  Receivables                                                          741,709
  Inventory                                                          2,047,639
  Other current assets                                                 136,037
                                                                  ------------
      Total current assets                                           3,786,945

Property and equipment                                                 670,080
Other assets                                                           164,789
                                                                  ------------
                                                                  $  4,621,814
                                                                  ============

                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                $  1,324,511
  Accrued expenses                                                     190,463
  Advances from factor                                                 116,252
  Current portion of capital lease obligation                           10,331
                                                                  ------------
      Total current liabilities                                      1,641,557
                                                                  ------------

Capital lease obligation, net of current portion                        23,793
Deferred gain on sale/leaseback of building                            145,864

SHAREHOLDER'S EQUITY:
  Preferred stock, 5,000,000 shares authorized
   Series A, $.01 par, 173 shares issued and
   outstanding 2 Series B, $.100,000 stated value,
   15 shares issued and outstanding 1,500,000
  Common stock, $.01 par value, 75,000,000 shares
   authorized 23,153,684 shares issued and outstanding                 231,538
  Additional paid-in capital                                        13,280,027
  Currency translation                                                 (54,713)
  Accumulated deficit                                              (12,146,254)
                                                                  ------------
                                                                     2,810,600
                                                                  ------------
                                                                  $  4,621,814
                                                                  ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
 For the Ten Month Period Ended April 30, 1998 and the Year Ended June 30, 1997

                                                     1998              1997
                                                 ------------      ------------

Net Sales                                        $  4,733,558      $  7,346,471

COST OF GOODS SOLD
  Cost of goods sold                                3,424,081         5,497,851
  Inventory adjustment to carrying value              834,900         1,395,975
                                                 ------------      ------------
                                                    4,258,981         6,893,826
                                                 ------------      ------------

      Gross profit                                    474,577           452,645
                                                 ------------      ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  salaries and benefits                             1,140,345         1,302,239
  Selling and promotion                             1,072,065         2,074,097
  Office and administrative                           900,206         1,298,976
  Research and development                            317,593           859,971
  Consulting fees                                     120,005           260,685
  Other                                               805,163           814,362
                                                 ------------      ------------
                                                    4,355,377         6,610,330
                                                 ------------      ------------

Loss from operations                               (3,880,800)       (6,157,685)
                                                 ------------      ------------
OTHER INCOME (EXPENSE)
  Interest income                                      17,125           273,623
  Interest expense                                    (47,081)         (213,131)
  Gain from legal settlement                        1,825,000                --
                                                 ------------      ------------
                                                    1,795,044            60,492
                                                 ------------      ------------

      Net loss                                   $ (2,085,756)     $ (6,097,193)
                                                 ============      ============
Net loss per common share                        $      (0.09)     $      (0.38)
                                                 ============      ============
Weighted average common shares outstanding       $ 23,345,491      $ 16,164,835
                                                 ============      ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                  Consolidated Statement of Shareholders Equity
 For the Ten Month Period Ended April 30, 1998 and the Year Ended June 30, 1997

                                 Common Stock      Preferred Stock    Additional    Treasury Stock
                             -------------------   ----------------    Paid-in     ----------------   Currency    Accumulated
                              Shares      Amount   Shares    Amount    Capital     Shares    Amount  Translation    Deficit
                              ------      ------   ------    ------    -------     ------    ------  -----------    -------
BALANCE AT JUNE 30, 1996     5,085,415    50,854   1,051          11  15,097,557  (200,000) (29,415)   (23,271)   (3,963,305)
Issuance of stock for
 liabilities                    18,332       183      --          --      27,315        --       --         --            --
Conversion of preferred
 stock                      18,031,526   180,316    (333)         (4)   (165,250)       --       --         --            --
Currency translation                --        --      --          --          --        --       --    (50,980)           --
Net Loss                            --        --      --          --          --        --       --         --    (6,097,193)
                            ----------   -------     ---   ---------  ----------  --------  -------    -------   -----------

BALANCE AT JUNE 30, 1997    23,135,273   231,353     718           7  14,959,622  (200,000) (29,415)   (74,251)  (10,060,498)
Conversion of preferred
 stock                       5,450,000    54,500    (545)         (5)    (54,495)       --       --         --            --
Conversion of president's
 common stock to Series
 B Preferred                (1,648,444)  (16,484)     15   1,500,000  (1,633,516)       --       --         --            --
Cancellation of treasury
 stock                      (3,783,145)  (37,831)     --          --       8,416   200,000   29,415         --            --
Currency translation                --        --      --          --          --        --       --     19,538            --
Net Loss                            --        --      --          --          --        --       --         --    (2,085,756)
                            ----------   -------     ---   ---------  ----------  --------  -------    -------   -----------

BALANCE AT APRIL 30, 1998   23,153,684   231,538     188   1,500,002  13,280,027        --       --    (54,713)  (12,146,254)
                            ==========   =======     ===   =========  ==========  ========  =======    =======   ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                           SC & T INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the Ten Month Period Ended April 30, 1998 and the Year Ended June 30, 1997

                                                        1998           1997
                                                    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                            $(2,085,756)    $(6,097,193)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization                         141,055         142,149
  Amortization of deferred gain on sale leaseback       (13,252)              0
  Loss on disposition of property and equipment               0         138,944
  Decrease (increase) in accounts receivable            101,400        (102,655)
  Decrease (increase) in inventory                      417,884      (1,033,442)
  Decrease (increase) in other assets                  (147,652)        168,553
  Increase (decrease) in accounts payable               428,052        (169,854)
  Decrease in accrued expenses                          (12,830)        (50,205)
                                                    -----------     -----------
      Net cash used in operating activities          (1,171,099)     (7,003,703)
                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale leaseback of building             1,408,577               0
 Purchase of property and equipment                    (412,121)     (1,656,749)
                                                    -----------     -----------
      Net cash provided by (used in)
       investing activities                             996,456      (1,656,749)
                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Repayment of debt                                            0         (85,350)
 Cash payment for stock acquired from president        (150,000)              0
 Currency translation                                    19,538         (50,980)
 Payment of capital lease obligations                    (8,225)           (785)
 Proceeds from issuance of stock                              0          15,062
 Advances from (repayments to) factor                   116,252        (121,368)
                                                    -----------     -----------
      Net cash provided by financing activities         (22,435)       (243,421)
                                                    -----------     -----------

Net increase (decrease) in cash                        (197,078)     (8,903,873)
Cash, beginning of period                             1,058,638       9,962,511
                                                    -----------     -----------

Cash, end of period                                 $   861,560     $ 1,058,638
                                                    ===========     ===========
SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest                            $    47,081     $   213,131
                                                    ===========     ===========

SUPPLEMENTARY SCHEDULE OF NON CASH INVESTING AND FINANCING

During 1998, the Company converted preferred and treasury stock into common stock. The Company also converted the president's common stock to Series B preferred.

During 1997, the Company issued 18,332 shares of common stock in partial satisfaction of a liability for $27,498. The Company leased equipment with a cost of $11,303 in 1998 and $18,131 in 1997.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The following is a summary of the significant accounting policies followed by SC&T International, Inc. These policies conform with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     a.   CONSOLIDATION

          The consolidated financial statements include the accounts of SC&T International, Inc. and its wholly-owned subsidiaries, SC&T America, Inc., SC&T Racing Enterprises, LTD., SC&T Europe, NV, a Belgium corporation and SC&T Europe, LTD., an English company (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

     b.   OPERATIONS

          The Company sells, markets and distributes consumer electronic products and personal computer accessory products, from facilities located in Arizona and the United Kingdom. The Company closed its offices in Belgium during 1998 and consolidated those operations in the United Kingdom.

     c.   RECLASSIFICATIONS

          Certain prior period amounts have been reclassified to conform to the current period presentation. During 1998, the Company changed its fiscal year from June 30 to April 30.

     d.   CASH EQUIVALENTS

          Cash equivalents include money market accounts and other short-term investments with an original maturity of three months or less.

     e.   INVENTORIES

          Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     f.   PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided, on the straight-line method, over the estimated useful lives of the assets, which range from 3 to 10 years.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     g.   REVENUE RECOGNITION

          Salesare recorded when the product is shipped. The Company sells product through internal sales personnel, as well as independent sales representatives. An allowance is recorded to reflect estimated returns of products from customers.

     h.   RESEARCH AND DEVELOPMENT

          Research and development costs for new products are expensed as incurred.

     i.   ADVERTISING

          Advertising costs, which include the costs of sponsoring racing events, are expensed as incurred. Advertising costs for the years ended April 30, 1998 and June 30, 1997 were approximately $686,000 and $883,000 respectively.

     j.   INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect in deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     k.   FOREIGN CURRENCY TRANSLATION

          Assets and liabilities in foreign currencies are translated into dollars at the rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the year. The net exchange difference resulting from these transactions is separately stated in the equity section of the balance sheet.

     l.   LOSS PER COMMON SHARE

          Loss per common share is based on the weighted average number of common shares outstanding during the respective years. Warrants, options and convertible preferred stock were anti-dilutive at April
          30, 1998 and June 30, 1997. The conversion of preferred stock to common, including the surrender of the president's shares and the re-issuance of treasury stock resulted in weighted average shares of approximately 210,000 during 1998.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


2.   CONTINGENCY

     The Company has reported net losses of approximately $2,100,000 for the year ended April 30, 1998 and had an accumulated deficit of approximately $12,300,000 at that time. Management attributes these losses primarily to start-up costs incurred in developing the Company's product line, the costs of introducing new products to market, allowances for inventory fobsolescence related to the limited marketability of older generation products and costs associated with financing activities prior to the Company's initial public offering. To date, operating revenues have not been sufficient to cover these costs.

     Unless the Company can generate cash from operations sufficient to fund all of its operating needs, the Company will be required to obtain additional financing to continue operations. Management intends to actively explore both debt and equity financing, as well as holding discussions with potential merging partners in order to obtain such financing.

     The Company has not yet developed and implemented a plan to ensure compliance of its systems in the Year 2000.

     These financial statements do not contain any adjustments to the carrying value of assets and liabilities, related to recoverability, should the Company be unable to continue as a going concern.

3.   CASH CONCENTRATIONS AND RESTRICTIONS

     At April 30, 1998, the Company maintained cash accounts with a securities broker that exceeded federally insured limits by approximately $600,000.

4.   RECEIVABLES

     Receivables consist of the following at April 30, 1998:

     Trade accounts receivable (see factoring
      agreement - Note 8)                                            $1,267,875
     Other                                                                8,922
     Allowance for returns and doubtful accounts                       (535,088)
                                                                     ----------
                                                                     $  741,709
                                                                     ==========
5.   INVENTORY

     Inventory consists of the following at April 30, 1998:

     Finished goods                                                  $2,584,411
     Advances on purchases of inventory                                 133,048
     Allowance for obsolescence                                        (669,820)
                                                                     ----------
                                                                     $2,047,639
                                                                     ==========

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997

5.   INVENTORY, CONTINUED

     Advances on purchases of inventory are for inventory currently being manufactured or anticipated to be manufactured in the near future. The Company relies on a limited number of suppliers and contract manufacturers for the production of its products. As such, the Company experienced delays in the anticipated delivery schedules for its products during both 1998 and 1997. Subsequent to year end, the company shifted the manufacturing of its products to a new manufacturer in Hong Kong. The company also reached a verbal settlement with its prior manufacturer. The settlement required the Company to pay $300,000 for release of certain inventory and supplies.

     The allowance for obsolescence and the inventory adjustment to carrying value consist of reductions in the market value of the Company's existing product line in anticipation of a new generation of products to be released.

6.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at April 30, 1998.


     Office furniture and equipment                                   $ 487,416
     Tools & dies                                                       475,530
     Warehouse equipment                                                 11,303
                                                                      ---------
                                                                        974,249
     Less accumulated depreciation                                     (304,169)
                                                                      ---------
                                                                      $ 670,080
                                                                      =========
7.   BANK LINE OF CREDIT

     On October 1, 1996, the Company obtained a $500,000 line of credit agreement with a bank which was to be used for financing letters of credit with an issuance date no later than September 30, 1997 and maturity not to extend more than 180 days beyond the expiration date. The line was collateralized by a $525,000 certificate of deposit and accrued interest at the bank's reference rate. The agreement also contained various liquidity and net worth ratios, with which the Company was not in compliance at June 30, 1997. On September 23, 1997, the Company and the bank agreed to terminate the agreement and the restrictions on the cash were released.

8.   FACTORING AGREEMENTS

     In November, 1997, the Company entered into a factoring agreement with the Commercial Financial Group (CFG) to factor its accounts receivable. The terms of the agreement provided for advances of up to 50% of receivables factored and a 2% discount factor payable to the factor upon submission of invoices. Additional fees were charged when the invoices remained unpaid after 30 days and the Company was also required to repurchase any invoices outstanding over 90 days. The agreement was secured by substantially all assets of the Company.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


8.   FACTORING AGREEMENTS, CONTINUED

     In May, 1998, the Company changed factors which resulted in an early termination penalty of $12,000 to CFG. The new factoring arrangement provides for a fee equal to 1.5% of all invoices factored plus interest equal to the bank's base rate plus 2% on all outstanding balances advanced. The factor has assumed credit risk related to receivables factored, however the Company is responsible for all customer disputes and counterclaims. The agreement is secured by accounts receivable, inventory, certain other assets of the Company and the personal guarantees of certain officers.

9.   LEASE COMMITMENTS

     The Company leases office equipment under various capital and operating leases which require monthly payments which range from $89 to $909, that expire from November, 1998 through April, 2001. The Company also leases its corporate apartment under an operating lease. Under the lease, the monthly rent is approximately $750, and the Company is responsible for certain expenses.

     The Company leases its U.K. facility for $9,435 per month through May, 2003, with an option to break the lease in May, 2000.

     On July 1, 1997, the Company completed a sales-leaseback transaction involving the land and building on which the Company's headquarters are located. The sales price of the property was $1,500,000, which resulted in a gain of approximately $159,000, that is being deferred and amortized over the lease term. The leaseback is for a ten-year period and grants the Company the right of first refusal to purchase the building. The terms of the lease also require the Company to pay all operating expenses associated with the building.

     Future minimum lease obligations are as follows:

     Year ending April 30,                                Capital      Operating
     ---------------------                                -------      ---------
          1999                                           $  15,333    $  278,951
          2000                                              15,333       277,201
          2001                                              12,504       170,110
          2002                                                  --       171,670
          2003                                                  --       171,670
          Thereafter                                            --       780,680
                                                         ---------    ----------
                                                            43,170    $1,850,282
                                                                      ==========
     Less amounts representing  interest at 18%              9,046
                                                         ---------
     Present value of capital lease obligations             34,124
     Current portion                                        10,331
                                                         ---------
     Capital lease obligations, net of current portion   $  23,793
                                                         =========

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


9.   LEASE COMMITMENTS, CONTINUED

     Rentexpense for the years ended April 30, 1998 and June 30, 1997, was approximately $216,126 and $128,000, respectively.

10.  EQUITY

     In June 1996, the Company issued 1,051 shares of Series A preferred stock, $.01 par value per share, for $10,000 per share with an accretion rate of 8% per year up to the date of conversion. The Company received net proceeds of approximately $9,621,000 for the 1,051 shares. The shares were able to be converted to common stock at a conversion price which was the lesser of $7.75 per share or 85% of the average closing bid price of the Company's common stock for the ten trading days preceding the conversion date. One-third of the Series A preferred stock was convertible on or after August 20, 1996, September 19, 1996 and October 19, 1996. All conversions are subject to the Company's right of redemption, under a formula specified in the preferred stock agreement.

     The Series A preferred stock will bear no dividends and have no voting rights except as otherwise required by Arizona statute.

     Upondissolution of the Company, the holders of Series A preferred stock are entitled to distributions in the sum of the original Series A issue price for each outstanding share, plus 8% of the original Series A issue price per year since purchase. At any time commencing twelve months and one day after the last closing date, the Company shall have the right to redeem any or all of the Series A preferred stock subject to certain conditions set forth in the Certificate of Designation.

     During the years ended April 30, 1998 and June 30, 1997, 545 and 333 shares of preferred stock were converted into 5,450,000 and 18,031,516 shares of common stock, respectively.

     During 1998, the Company reached agreements with preferred shareholders owning 680 shares of preferred stock. The stock was tendered for conversion at a fixed conversion price of $1.00 per share. In addition, the holders of the stock are to receive warrants to purchase one-third of the number of shares which they receive at a price of $1.75 per share subject to anti-dilution provisions. The Company did not have an adequate number of authorized shares to cover the warrants, employee stock options and the remaining preferred shareholders. In order to allow the Company to have sufficient shares for these transactions, the President of the Company returned 1,648,444 of his shares to the Company. Subsequent to year end, the shareholders of the Company approved the issuance of 15 shares of $100,000 stated value preferred stock to the president in exchange for 1,500,000 shares of common stock returned. The preferred shares are convertible into common stock at the rate of 12 shares for every $1 of face value of the Series B Preferred Stock. In addition, the president received $150,000 in cash for the additional 148,444 shares returned. The
     transaction   has  been   retroactively   applied  to  the  1998  financial
     statements.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


10.  EQUITY, CONTINUED

     In conjunction with its public offering in 1995, the Company issued 450,000 redeemable common stock purchase warrants. Each warrant represented the right to purchase one-half share of common stock at a price of $7.00 per share, subject to adjustment under certain circumstances. The warrants expire three years from December, 1995. Each warrant is immediately exercisable. The warrants are redeemable by the Company for $.05 per warrant upon 30 days notice mailed within 20 days after the closing bid price of the common stock has equaled or exceeded $8.00 per share for a period of 20 consecutive trading days. The Company received cash of approximately $45,000.

     In January, 1996, the Company issued an additional 67,500 redeemable common stock purchase warrants. The Company received cash of approximately $6,750.

     In July, 1998, the shareholders authorized an increase in the Company's authorized common shares from 25,000,000 to 75,000,000. They also approved a reverse stock split of the common stock in a ratio to be determined by the board.

11.  DELISTING FROM NASDAQ SMALL CAP MARKET

     During the year ended June 30, 1997, the NASDAQ Stock Market, Inc. conducted reviews of the Company's public filings and responses to previous comment letters and determined that sufficient public interest concerns existed to warrant delisting of the Company's stock from the NASDAQ stock market. Part of NASDAQ's concerns related to the issuance of convertible preferred stock which granted those stockholders the ability to convert their shares to common stock in an amount greater than the Company's authorized capital. The Company responded to those inquiries and was granted an extension until October 20, 1997 to reach agreements with the preferred shareholders to eliminate the overhang in the market.

     The Company reached agreements with approximately 94% of the preferred shareholders prior to October 20, 1997. However, due to the resignation of the Company's auditors and their notification with the SEC on September 17, 1997, the Company failed to file its 10-K with the Securities and Exchange Commission in a timely manner. On October 21, 1997, NASDAQ notified the Company that it had determined to delist the Company's securities from the NASDAQ Small Cap Market effective with the close of business on October 21, 1997 due to the Company's inability to comply with its filing requirements.

12.  INCOME TAXES

     The components of the net deferred tax assets at April 30, 1998, assuming a 40% effective tax rate, are as follows:

     Allowance for doubtful accounts and sales returns              $   210,000
     Allowance  for inventory obsolescence                              270,000
     Net operating loss carry-forward                                 4,720,000
     Less valuation allowance                                        (5,200,000)
                                                                    -----------
                                                                    $        --
                                                                    ===========

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


12.  INCOME TAXES

     At April 30, 1998, the Company has net operating loss carry-forwards of approximately $11,500,000, which are available to offset future taxable income for federal and state income tax purposes. These loss carry-forwards will begin to expire from 2010 to 2013 for federal purposes and from 2000 to 2003 for state purposes.

     Due to various changes in ownership, the Company's initial public offering and the private offering of Series A Preferred Stock during the years ended June 30, 1995, 1996 and 1997, the availability of these net operating losses will be restricted as provided under Internal Revenue Code Section 382 and related regulations.

     At April 30, 1998, the Company had recorded a valuation allowance of $5,200,000 for deferred tax assets because the benefit of those temporary differences may not be realized. This represents an increase of $1,420,000 over the prior year.

13.  LEGAL SETTLEMENT

     In May of 1995, the Company filed suit against Maxi Switch and its corporate affiliates for misappropriation of trade secrets and breach of contract in connection with the Company's multimedia keyboard technology. In May of 1997, a jury awarded the Company $3,000,000, plus $125,000 in attorneys' fees. The defendants had filed counterclaims for defamation, but the jury denied those counterclaims in their entirety. In October of 1997, the defendants filed a timely Notice of Appeal. However, in April 1998, Maxi Switch and the Company agreed to settle the claim for $1,825,000. The gain has been recorded in the 1998 financial statements.

14.  RELATED PARTY TRANSACTIONS:

     During 1998, the Board of Directors forgave a receivable from the Company's President of approximately $38,000.

     On July 1, 1997, the Company entered into a new five-year employment agreement with its Chief Executive Officer. The agreement provides for a base salary, certain benefits plus an incentive bonus to be determined at the sole discretion of the Board of Directors. As part of the agreement, the officer and his wife received cash payments for accumulated accrued vacation and forgiveness of all amounts owed by them to the Company. The vacation and indebtedness were approximately $60,000 and $38,000, respectively. The agreement also contains termination provisions and a one-year non-competition clause.

15.  SIGNIFICANT CUSTOMER AND SUPPLIERS

     The Company had a significant customer which accounted for approximately 12% of the Company's total revenues for the years ended April 30, 1998. The Company had a different customer during 1997 whose purchases totaled 12% of sales as well. The accounts receivable balance from the significant customer totaled approximately $50,000 at April 30, 1998. Additionally, a significant portion of the Company's sales are generated from its wheels and a limited number of other products.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


16.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fairvalue estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

     Since the fair value is estimated as of April 30, 1998, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different.

     The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. Inventory has been reduced to estimated market value. Advances from the factor bear interest at current market rates.

17.  OPTIONS AND WARRANTS

     The Company has a qualified incentive stock option plan for its key employees, consultants and independent contractors. The grants generally vest over three years and expire in 2005 or upon termination of employment, if not utilized. Due to limited availability of the Company's authorized stock, the options may not able to be exercised. Activity for 1997 and 1998 follows:

                                                       Options           Price
                                                       -------           -----
     Options outstanding at July 1, 1996               576,585        $1.00-5.70
       Granted                                         625,000        $1.00
       Canceled or expired                            (226,585)       $1.00-5.70
                                                     ---------
     Options outstanding at June 30, 1997              975,000        $1.00
       Granted                                         270,000        $1.00
       Canceled or expired                             (65,000)       $1.00
                                                     ---------
     Options outstanding at April 30, 1998           1,180,000        $1.00
                                                     =========

     The Company continues to account for stock options in accordance APB Opinion #25, whereby the option costs to employees are not recognized in the statement of operations. The results of operations would not have been significantly different, had the Company elected to reflect the option cost in its statement of operations during the years ended April 30, 1998 and June 30, 1997.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


17.  OPTIONS AND WARRANTS, CONTINUED

     In  connection  with the Company's  private  placement in June,  1996,  the
     Company issued warrants to purchase 108,490 shares of common stock. The warrants are exercisable immediately at $7.75 per share and expire on June 17, 2001. The Company issued 517,500 warrants to its underwriter in connection with its initial public offering 454,000 IPO warrants. The underwriter's warrants are exercisable for a period of four years commencing one year from December 15, 1995 at a per share exercise price equal to $6.25 per share of common stock and $.125 per IPO warrant.

18.  LITIGATION AND UNASSERTED CLAIMS


     In August of 1995, Network Technical Services sued the Company for approximately $150,000 in a breach of contract action alleging the failure of SC&T to pay for certain cables delivered by Network. This litigation was settled during 1998 for $45,000 and the corresponding liability has been reflected in the accompanying financial statements.

     In September of 1997, Activision filed suit against the Company for breach of contract seeking $43,250 related to the cancellation of a shipment of goods. Management denies responsibility due to the unavailability of the second shipment. Both parties have agreed to explore the use of a new bundling agreement to resolve the current litigation.

     In September of 1997, Home Arcade filed suit against the Company for breach of a license agreement, which alleges bad faith and fraud claims. Home Arcade demanded $300,000 for breach of contract, requesting that the amount be trebled to $900,000 for trebling and punitive damages. Management has evaluated the issues of breach and disputes the principal amounts. The Company is in the process of filing counterclaims alleging that SC&T incurred significant losses as a result of Home Arcade's misrepresentations and breach of licensing agreement.

     In June of 1997, Jack of All Games Entertainment, Inc. sued the Company for breach of contract regarding a purchase order for wheel accessories. Jack Of All Games is seeking approximately $180,000 in damages. Management acknowledged difficulties with the wheels and attempted to negotiate an amicable resolution with Jack of All Games. Two weeks prior to the court date in June, JOAG dismissed its complaint and refiled a new complaint. Management believes that it has certain legal defenses, but legal counsel is unable to determine whether any other of JOAG's claims have merit and to what extent JOAG may have been damaged. It is, therefore, not possible to determine the Company's potential exposure at present, and no provision for the liability has been made in the accompanying financial statements.

     In conjunction with the construction of its office building in 1996, the Company held back certain funds from the contractor pending completion of the contract. The contractor did not pay certain of its subcontractors and consequently the contractor's bonding company was required to pay the subcontractors. The bonding company has now filed suit against SC&T for recovery of amounts due to the contractor. Although management has not yet filed its answer to the claim, it has indicated commitment to pay all amounts when due. The company has provided for this liability in the April 30, 1998 financial statements.

                  S C & T INTERNATIONAL, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        April 30, 1998 and June 30, 1997


18.  LITIGATION AND UNASSERTED CLAIMS, CONTINUED

     SC&Tfiled suit against a former employee for recovery of moving expenses, which expenses became due when the employee resigned prior to one year from the agreement. The employee filed a counterclaim alleging that he did not receive full compensation during his tenure. Management has evaluated the claims and expects a positive judgment within one to one and one half years.

     As disclosed in note 11 to the financial statements, the Company was delisted from the NASDAQ stock market in October, 1997. In the event the Company's stock does not commence trading on the NASDAQ stock market again, the Company may be exposed to claims from its preferred shareholders.

19.  FOREIGN OPERATIONS

     The Company operated sales facilities in the United Kingdom and Belgium during 1998 and 1997. These offices distribute substantially the same product line as the U.S. operations. During the year ended April 30, 1998, sales and net loss generated from foreign operation were approximately, $2,340,000 and $1,200,000, respectively. For the year ended June 30, 1997, sales and net income generated from foreign operations were approximately $3,795,000 and $231,000, respectively. The Company closed its offices in Belgium during 1998. Significant assets used in these operations, at April 30, 1998, are as follows:

     Cash                                                               $ 64,000
     Receivables                                                         338,000
     Inventory                                                           883,000
     Other                                                               161,000

     The Company's foreign operations do not have any significant investment in property and equipment.

20.  COMMITMENTS

     The Company has entered into a consulting and royalty agreement with various companies, which require payments based upon either the sales or purchases the vendor's products.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation of the Company provides that the Company may indemnify its officers and/or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being officers or directors of the Company, except in relation to matters as to which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. An officer or director of the Company could take the position that this duty on behalf of the Company to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the Company's Articles of Incorporation, Bylaws, Arizona law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company and the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized list of the estimate by the Company of the expenses of the Offering:

      Type of Expense                               Amount
      ---------------                               ------
      Accounting Fees                              $ _____(1)
      Filing Fees                                  $ _____(1)
      Attorneys Fees                               $ _____(1)
      Transfer Agent Fees                          $ _____(1)
      Printing Costs                               $ _____(1)
                                                   -------
      TOTAL                                        $ _____(1)
                                                   =======

----------
(1) To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following unregistered sales of the Company's common shares have occurred:

     In December, 1999, the Company undertook a sale of warrants to the selling shareholders of as discussed herein. The selling shareholders are accredited investors. There were no underwriters involved. The transaction was exempt from registration under Sections 4(2) and 4(6) of the Securities Act.

     In December, 1999, the Company undertook a private offering of Units exempt from registration under Sections 4(2) and 4(6) of the Securities Act, consisting of common stock and warrants to Accredited Investors at $.80 per Unit. Units consist of one (1) share of common stock and one-third (1/3) of a warrant to buy one (1) share of common stock, at an exercise price of $1.00 per share. The offering is being made by the Company through Taylor Stuart Financial in Long Island, New York. There is no underwriting discount. The Company intends to raise one million dollars ($1,000,000) in this offering and to date has raised approximately $570,000.

ITEM 27. EXHIBITS

     Attached to this registration statement are the exhibits required by Item 601 of Regulation S-B. (See Index to Exhibits)

ITEM 28. UNDERTAKINGS

     The Company does not presently anticipate using an underwriter in conducting this Offering; if the Company changes its plan and utilizes an underwriter, the Company will provide to the underwriter, at the closing specified in any underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the Company's Articles of Incorporation, Bylaws, Arizona law, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or control person of the Company and the successful defense of any action, suit or proceeding) is asserted by such director, officer, or control person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant further undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post -effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Scottsdale, State of Arizona on March 24, 2000.

                                         Hot Products, Inc.com

                                         By /s/ James L. Copland
                                           ----------------------------------
                                           James L. Copland, President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                           Title                         Date
---------                           -----                         ----

/s/ James L. Copland               President                      March 22, 2000
-------------------------
James L. Copland


/s/ Gregory Struthers              Vice President, Director       March 22, 2000
-------------------------
Gregory Struthers


/s/ Steve Decker                   Director                       March 22, 2000
-------------------------
Steve Decker


/s/ Cathy Copland                  Director                       March 22, 2000
-------------------------
Cathy Copland


SELLING SHAREHOLDERS


/s/ M. Ledereich                   Maslo Fund, Ltd.               March 22, 2000
-------------------------
M. Ledereich


/s/ L. Stein                       Leib Stein                     March 22, 2000
-------------------------
L. Stein


/s/ Simcha Hecht                   Star High Yield                March 22, 2000
-------------------------           Management Fund
Simcha Hecht

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   EXHIBITS TO
                             REGISTRATION STATEMENT
                                  ON FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              HOT PRODUCTS, INC.COM

                                INDEX TO EXHIBITS

Exhibit
Number     Title of Document                               Location
------     -----------------                               --------

   3       Restated Articles of Incorporation    Incorporated by Reference to
           and Bylaws                            Registrant's Form 10-KSB
                                                 filed with the SEC on 8-13-99

   5       Opinion and consent of                Filed herewith
           A. F. Schaffer, P.C.

  10.1     Form of Advance Funding and           Filed herewith
           Release Agreement

  10.2     Form of Warrant                       Filed herewith

  16       Letter re: change of accountants      Incorporated by reference to
                                                 Registrant's Form 8-K Filing
                                                 filed with the SEC on April
                                                 30, 1999.

  23.1     Consent of King, Weber & Associates   Filed herewith

  23.2     Consent of Evers & Company, Ltd.      Filed herewith

  27       Financial Data Schedule               Filed herewith